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Exhibit 10.1

PURCHASE AND SALE AGREEMENT

By and Between

UNION OIL COMPANY OF CALIFORNIA,

PURE RESOURCES, L.P.,

PURE PARTNERS, L.P.,

and

PRS OFFSHORE, L.P.

as SELLERS

and

FOREST OIL CORPORATION

as BUYER

September 20, 2003

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND CONSTRUCTION
1.01	Defined Terms	1
1.02	Other Definitional Provisions and Construction	7
ARTICLE II PURCHASE AND SALE
2.01	Purchase and Sale	7
2.02	Assets	7
2.03	Excluded Assets	8
ARTICLE III PURCHASE PRICE
3.01	Purchase Price	9
3.02	Calculation of Estimated Adjusted Purchase Price	10
3.03	Calculation of Adjusted Purchase Price	11
3.04	Post Closing Adjustment	11
3.05	Deposit	11
3.06	Allocated Values	12
ARTICLE IV CLOSING
4.01	Closing	12
4.02	Actions To Be Taken At Closing	12
4.03	Payments	13
ARTICLE V REPRESENTATIONS AND WARRANTIES OF SELLERS
5.01	Existence	13
5.02	Legal Power	13
5.03	Execution	13
5.04	Brokers	14
5.05	Suits	14
5.06	Compliance with Laws	14
5.07	Contracts and Leases	14
5.08	Operations Matters	14
5.09	Wells	14
5.10	Permits and Licenses	15
5.11	Call on Production	15
5.12	Liens	15
5.13	Preferential Rights and Consents to Assign	15
5.14	Taxes	15
5.15	Environmental Matters	16
5.16	Bankruptcy	16
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER
6.01	Existence	16
6.02	Legal Power	16
6.03	Execution	16
6.04	Brokers	16
6.05	Investment	16
6.06	Qualification	17

i

6.07	Hart-Scott-Rodino	17
ARTICLE VII COVENANTS
7.01	Title Matters	17
7.02	Environmental Matters	19
7.03	Operation of Assets	20
7.04	Preferential Rights To Purchase.	22
7.05	Tag-Along Rights	22
7.06	Approvals	22
7.07	Breach Notice	23
7.08	Imbalances	23
7.09	Preservation of Records	24
7.10	Transition of Certain Accounting Matters	24
7.11	Asset Operations After Closing	24
7.12	Use of Sellers' Names	25
7.13	Farmout Option	25
7.14	Surface Use	26
7.15	Casualty Loss	26
7.16	Hedging Arrangement	27
7.17	Termination of Certain Arrangements	27
7.18	Employment Matters	27
7.19	Schedule 5.06 Matters	28
ARTICLE VIII CONDITIONS TO CLOSING
8.01	Conditions to Obligations of Sellers	28
8.02	Conditions to Obligations of Buyer	28
ARTICLE IX DISPUTE RESOLUTION
9.01	Arbitration	29
ARTICLE X INDEMNIFICATION
10.01	Sellers' Indemnification	30
10.02	Buyer's Indemnification	31
10.03	General Provisions	32
10.04	Indemnification Procedures	32
ARTICLE XI TERMINATION
11.01	Right of Termination	33
11.02	Effect of Termination	33
ARTICLE XII TAXES
12.01	Apportionment of Ad Valorem and Property Taxes	33
12.02	Sales Taxes, Filing Fees, Etc.	33
12.03	Other Taxes	34
ARTICLE XIII MISCELLANEOUS
13.01	Survival	34
13.02	Sellers' Disclaimers	34
13.03	UTPCPL WAIVER	35
13.04	WAIVER OF CONSUMER RIGHTS	35
13.05	Notices	35

13.06	Governing Law	36
13.07	Waiver of Jury Trial	36
13.08	Public Announcements	36
13.09	Confidentiality	37
13.10	No Admissions	37
13.11	Captions	37
13.12	Entire Agreement; Amendments and Waivers	37
13.13	Successors; Third Party Beneficiaries	37
13.14	Restrictions on Assignment	37
13.15	Severability	37
13.16	Further Assurances	38
13.17	Multiple Counterparts	38
13.18	Tax Free Exchange	38

LIST OF SCHEDULES

Schedule 1.01(a)	—	Sellers' Knowledgeable Persons
Schedule 1.01(b)	—	Buyer's Knowledgeable Persons
Schedule 2.02(a)(i)	—	Properties and Overrides
Schedule 2.02(a)(iii)	—	Other Assets
Schedule 2.02(b)(iv)	—	Material Stocks and Inventory
Schedule 2.02(e)(i)	—	Contracts
Schedule 2.03(a)	—	Reserved Interests
Schedule 2.03(j)	—	Excluded Assets
Schedule 2.03(x)	—	Form of Lease of Platform Space
Schedule 3.01(c)(iii)	—	Suspense Amounts
Schedule 3.06	—	Allocated Values
Schedule 4.02(a)(i)	—	Master Form of Assignment
Schedule 4.02(a)(ii)	—	Form of Assignment for OCS Leases
Schedule 5.05	—	Sellers Litigation
Schedule 5.06	—	Compliance with Laws
Schedule 5.07	—	Contract and Lease Defaults
Schedule 5.08(a)	—	Open AFEs
Schedule 5.08(b)	—	Non-Consent Operations
Schedule 5.09	—	Wells
Schedule 5.13	—	Preferential Rights
Schedule 5.15	—	Environmental Matters
Schedule 7.05	—	Tag-Along Property
Schedule 7.08(a)	—	Imbalance Statement
Schedule 7.11	—	Transition Services Agreement
Schedule 7.13	—	Option Properties

PURCHASE AND SALE AGREEMENT

        This Purchase and Sale Agreement (this "Agreement") is made and entered into on September 20, 2003 (the "Execution Date"), by and between UNION OIL COMPANY OF CALIFORNIA, a California corporation ("Unocal"), PURE RESOURCES, L.P., a Texas limited partnership ("Resources"), PURE PARTNERS, L.P., a Delaware limited partnership ("Partners"), PRS OFFSHORE, L.P., a Texas limited partnership ("Offshore"; Unocal, Resources, Partners and Offshore are sometimes referred to herein collectively as the "Sellers" and individually as a "Seller"), and FOREST OIL CORPORATION, a New York corporation ("Buyer"). Sellers and Buyer are sometimes referred to herein collectively as the "Parties" and individually as a "Party."

RECITALS

        Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, the "Assets" (as hereinafter defined) pursuant to the terms of this Agreement.

        NOW, THEREFORE, for and in consideration of the premises and of the mutual agreements, provisions and covenants herein contained, and the mutual benefits to be derived therefrom, the Parties do hereby covenant and agree as follows:

ARTICLE I
DEFINITIONS AND CONSTRUCTION

        1.01 Defined Terms.    Each capitalized term used herein shall have the meaning ascribed to it in this Article I unless such term is defined elsewhere in this Agreement.

        "AAA" shall have the meaning ascribed thereto in Section 9.01(b).

        "Adjusted Purchase Price" shall mean the Purchase Price as adjusted pursuant to Section 3.01.

        "Adjustment Statement" shall have the meaning ascribed thereto in Section 3.03.

        "Affiliate" of a Person shall mean any other Person controlling, controlled by or under common control with that first Person. As used in this definition, the term "control" includes (a) with respect to any Person having voting shares or the equivalent and elected directors, managers or Persons performing similar functions, the ownership of or power to vote, directly or indirectly, shares or the equivalent representing 50% or more of the power to vote in the election of directors, managers or Persons performing similar functions, (b) ownership of 50% or more of the equity or equivalent interest in any Person or (c) the ability to direct the business and affairs of any Person by acting as a general partner, manager or otherwise.

        "Agreement" shall have the meaning ascribed thereto in the introduction to this Agreement.

        "Allocated Values" shall have the meaning ascribed thereto in Section 3.06.

        "Assets" shall have the meaning ascribed thereto in Section 2.02.

        "Assumed Obligations" shall have the meaning ascribed thereto in Section 10.02(a).

        "Breach Notice" shall have the meaning ascribed thereto in Section 7.07(a).

        "Business Days" shall have the meaning ascribed thereto in Section 3.02.

        "Buyer" shall have the meaning ascribed thereto in the introduction to this Agreement.

        "Buyer Indemnitees" shall have the meaning ascribed thereto in Section 10.01(a).

        "Cap" shall have the meaning ascribed thereto in Section 10.01(b)(v).

        "Claim Notice" shall have the meaning ascribed thereto in Section 10.01(b)(ii).

        "Closing" shall have the meaning ascribed thereto in Section 4.01.

        "Closing Date" shall have the meaning ascribed thereto in Section 4.01.

        "Code" shall mean the Internal Revenue Code of 1986, as amended.

        "Confidentiality Agreement" shall mean that certain confidentiality agreement between Buyer and Unocal dated July 7, 2003.

        "Contracts" shall have the meaning ascribed thereto in Section 2.02(e).

        "Deductible" shall have the meaning ascribed thereto in Section 10.01(b)(iv).

        "Defensible Title" means, subject to and except for the Permitted Encumbrances:

          (a)   With respect to each Property shown on Schedule 2.02(a)(i), the Seller shown on such Schedule 2.01(a)(i) as the owner of such Property is (and Buyer upon Closing will be) (i) entitled to receive not less than the percentage set forth on Schedule 2.02(a)(i) as the Net Revenue Interest of all Hydrocarbons produced, saved and marketed from such Property, well or unit, all without reduction, suspension or termination of such interests throughout the productive life of such Property, except as set forth on Schedule 2.02(a)(i), and (ii) obligated to bear a percentage of the costs and expenses relating to the maintenance, development and operation of such Property not greater than the "Working Interest" shown on Schedule 2.02(a)(i), without increase throughout the productive life of such Property, except as set forth on Schedule 2.02(a)(i); and

          (b)   the title of the applicable Seller with respect to a Property is free and clear of all liens, encumbrances and defects.

        In the case of Other Assets, "Defensible Title" shall mean the applicable Seller's right, title and interest in the Other Assets, free and clear of all liens and encumbrances, subject to and except for the Permitted Encumbrances.

        "Deposit" shall have the meaning ascribed thereto in Section 3.05(a).

        "Disputes" shall have the meaning ascribed thereto in Section 9.01(a).

        "Easements" shall have the meaning ascribed thereto in Section 2.02(c).

        "Effective Time" shall mean 7:00 a.m. Central Daylight Savings Time on July 1, 2003.

        "Employment Arrangements" shall have the meaning ascribed thereto in Section 7.18.

        "Environmental and Regulatory Assessment" shall mean an on-site inspection of the Assets (or part thereof) together with review of pertinent records in the possession of Sellers relating to the environmental condition and regulatory compliance of the Assets. With the prior written consent of Sellers, not to be unreasonably withheld, Buyers may conduct a Phase I analysis of the Assets in connection with the Environmental and Regulatory Assessment. In no event, however, shall the Environmental and Regulatory Assessment include any surface or subsurface invasive or intrusive sampling of the Assets without the separate, prior and written consent of the Sellers, which consent may be withheld by Sellers at Sellers' sole discretion. The Environmental and Regulatory Assessment shall be conducted by employees of Buyer and environmental consultants that are reasonably acceptable to Sellers and are engaged and paid solely by Buyer. Performance of the Environmental and Regulatory Assessment shall be during reasonable business hours of Sellers.

        "Environmental Laws" means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Occupational Safety and Health Act of 1970; and all similar laws of any Governmental Authority having jurisdiction over the Assets in question addressing pollution, protection of the environment, or occupational health and safety, and all amendments to such laws and all regulations implementing any of the foregoing.

        "Environmental Liabilities" means all obligations, duties, losses, liabilities, claims, fines, expenses, damages, costs (including any remediation or clean up costs) or penalties created by, related to, or arising out of any Environmental Law or contractual obligations related to surface or environmental remediation or repair, together with any reasonable attorneys' or arbitrators' fees and all other related legal fees and costs in connection with any of the foregoing.

        "Environmental Notice" shall have the meaning ascribed thereto in Section 7.02(b).

        "Estimated Adjusted Purchase Price" shall have the meaning ascribed thereto in Section 3.02.

        "Examination Period" shall have the meaning ascribed thereto in Section 7.01(a).

        "Excluded Assets" shall have the meaning ascribed thereto in Section 2.03.

        "Execution Date" shall have the meaning ascribed thereto in the introduction to this Agreement.

        "GAAP" shall mean generally accepted accounting principles as in effect in the United States of America from time to time.

        "General Liabilities" means all obligations, duties, losses, liabilities, claims, fines, expenses, damages, costs or penalties created by, related to, or arising out of ownership or operation of the Assets, any contractual relationship, or any Legal Requirements, excluding Environmental Liabilities, together with any reasonable attorneys' or arbitrators' fees and all other related legal fees and costs in connection with any of the foregoing.

        "Governmental Approvals" shall mean any approvals of any Governmental Authority (including the Federal Energy Regulatory Commission) required in connection with the transactions contemplated by this Agreement, but excluding consents and approvals from Governmental Authorities that are customarily obtained after closing in connection with a sale of assets similar to the Assets.

        "Governmental Authority" shall mean any governmental, quasi-governmental, state, county, city or other political subdivision of the United States, or any agency, court or instrumentality, or statutory or regulatory body thereof.

        "Hedge Amount" shall have the meaning ascribed to such term in Section 3.01(d).

        "Hydrocarbons" shall have the meaning ascribed thereto in Section 2.02(d).

        "Imbalance Statement" shall have the meaning ascribed thereto in Section 7.08(a).

        "Indemnified Losses" shall mean any and all Losses incurred by an Indemnified Party, excluding any portion of the Losses resulting from the Indemnified Party's gross negligence or willful misconduct, provided that any such Losses shall be reduced by (i) any insurance proceeds actually recovered by the Indemnified Party or any of its Affiliates from any Person that is not an Affiliate of such Indemnified Party with respect to such Loss and (ii) the amount of any funds contributed to the Indemnified Party or any of its Affiliates by any third party with respect to any such Loss.

        "Indemnified Party" shall have the meaning ascribed thereto in Section 10.04.

        "Indemnifying Party" shall have the meaning ascribed thereto in Section 10.04.

        "Interim Period Liabilities" shall mean Indemnified Losses to the extent caused by the gross negligence or willful misconduct of Sellers in the operation of the Assets between the Effective Time and the Closing Date; provided, however, that Interim Period Liabilities shall not in any event include (a) any liabilities or obligations resulting from Buyer's failure to provide its approval pursuant to

Section 7.03(a) or (b) any liabilities or obligations resulting from Buyer's access to or inspection of the Assets prior to the Closing.

        "Knowledge" means (a) with respect to Sellers, the actual, current knowledge of the persons listed on Schedule 1.01(a) and (b) with respect to Buyer, the actual, current knowledge of the persons listed on Schedule 1.01(b).

        "Leases" shall have the meaning ascribed thereto in Section 5.07.

        "Legal Requirements" shall mean all applicable federal, state and local laws (statutory, judicial or otherwise), judgments, decrees, orders, statutes, ordinances, rules and regulations in effect from time to time.

        "Losses" shall mean all claims, causes of action, demands, lawsuits, suits, losses, costs, damages, liabilities and expenses of every type, including reasonable arbitrators' or attorneys' fees and expenses.

        "Material Casualty Loss" shall have the meaning ascribed thereto in Section 7.15(a).

        "Material Environmental Condition" shall have the meaning ascribed thereto in Section 7.02(b).

        "Net Revenue Interest" with respect to any Property, shall be the percentage interest in production set forth as "NRI" or "ORRI" for such Property in Schedule 2.02(a)(i).

        "Notice Period" shall have the meaning ascribed thereto in Section 10.04.

        "Offshore" shall have the meaning ascribed thereto in the introduction to this Agreement.

        "Option Properties" shall have the meaning ascribed thereto in Section 7.13.

        "Other Assets" shall have the meaning ascribed thereto in Section 2.02(a)(iii).

        "Overrides" shall have the meaning ascribed thereto in Section 2.02(a)(ii).

        "Partners" shall have the meaning ascribed thereto in the introduction to this Agreement.

        "Party" shall have the meaning ascribed thereto in the introduction to this Agreement.

        "Permitted Encumbrances" means with respect to any Asset any and all of the following:

          (a)   consents to assignment and similar contractual provisions affecting such Asset, including consents that are customarily obtained after closing, other than any consents required to be obtained prior to the Closing in connection with the transactions contemplated hereunder;

          (b)   preferential rights to purchase or sell and similar contractual provisions affecting such Asset that are set forth on Schedule 5.13 or in Section 7.05;

          (c)   change of operator rights set forth in Section 7.05;

          (d)   required notices to and filings with a Governmental Authority in connection with the consummation of the transaction contemplated by this Agreement;

          (e)   rights reserved to or vested in a Governmental Authority having jurisdiction to control or regulate such Asset in any manner whatsoever and all Legal Requirements of such Governmental Authorities, so long as the same have not been applied to reduce the Net Revenue Interest for such Asset;

          (f)    easements, rights-of-way, permits, licenses, servitudes, surface leases, sub-surface leases, grazing rights, logging rights, ponds, lakes, waterways, canals, ditches, reservoirs, equipment, pipelines, utility lines, railways, streets, roads and structures on, over or through such Asset that do not materially affect or impair the ownership, use or operation of such Asset;

          (g)   liens for taxes or assessments not yet delinquent or, if delinquent, that are being contested in good faith in the normal course of business;

          (h)   liens of operators relating to obligations not yet delinquent or, if delinquent, that are being contested in good faith in the normal course of business;

          (i)    any (i) undetermined or inchoate liens or charges constituting or securing the payment of expenses that were incurred incidental to maintenance, development, production or operation of such Asset or for the purpose of developing, producing or processing Hydrocarbons therefrom or therein, and (ii) materialman's, mechanics', repairmans', employees', contractors' or other similar liens or charges relating to obligations not yet delinquent or, if delinquent, that are being contested in good faith in the normal course of business;

          (j)    any liens or security interests created by law or reserved in oil and gas leases for royalty, bonus or rental, or created to secure compliance with the terms of the agreements, instruments and documents or records that create or reserve to the Sellers their interests in such Asset;

          (k)   any obligations or duties affecting such Asset to any municipality or public authority with respect to any franchise, grant, license or permit of record;

          (l)    the terms and conditions of the instruments creating such Asset and all lessors' royalties, overriding royalties, net profits interests, carried interests, production payments, reversionary interests and other burdens on or deductions from the proceeds of production created or in existence as of the Effective Time (in each case) that do not operate to reduce the Net Revenue Interest for such Asset (if any) set forth on Schedule 2.02(a)(i) or increase the Working Interest for such Asset (if any) set forth on Schedule 2.02(a)(i) without a corresponding increase in the corresponding Net Revenue Interest;

          (m)  (i) division orders; farm-out or farm-in agreements; participation agreements; unitization and pooling designations, declarations, orders and agreements; operating agreements; agreements of development; area of mutual interest agreements; gas balancing and deferred production agreements; injection agreements; production handling agreements; salt water or other disposal agreements; and seismic or geophysical permits or agreements (in each case) to the extent the same are ordinary and customary to the oil, gas, sulphur and other mineral exploration, development, processing or extraction business, so long as the same have not been applied to reduce the Net Revenue Interest for such Asset or increase the Working Interest for such Asset, and (ii) production sales contracts; contracts for sale, purchase, exchange, refining or processing of Hydrocarbons; plant agreements; repressuring and recycling agreements; carbon dioxide purchase or sale agreements; and pipeline, gathering and transportation agreements that can be terminated upon not more than 31 days notice without penalty, so long as the same have not been applied to reduce the Net Revenue Interest for such Asset or increase the Working Interest for such Asset;

          (n)   title defects that Buyer waives in writing;

          (o)   any matters set forth in Schedules 2.02(a)(i), 2.02(a)(iii), 2.02(e)(i), 3.01(b)(iv), 5.05, 5.06, 5.07, 5.08(a), 5.08(b), 5.09, 5.13, 5.15, 7.05 and 7.08(a); and

          (p)   all defects and irregularities affecting such Asset that do not operate to reduce the Net Revenue Interest for such Asset (if any) set forth on Schedule 2.02(a)(i), increase the Working Interest for such Asset (if any) set forth on Schedule 2.02(a)(i) without a corresponding increase in the corresponding Net Revenue Interest, or otherwise interfere materially with the operation, value or use of such Asset.

        "Person" shall mean any natural person, firm, partnership, association, corporation, limited liability company, company, trust, entity, public body or government.

        "Pre-Effective Time Liabilities" shall mean Indemnified Losses incurred as a result of a Third Party Claim for personal injury or death or damage to property occurring prior to the Effective Time attributable to the ownership or operation of the Assets prior to the Effective Time; provided, however, that Pre-Effective Time Liabilities shall not in any event include any Environmental Liabilities which are addressed in Section 7.02(c).

        "Property" or "Properties" shall have the meaning ascribed thereto in Section 2.02(a)(i).

        "Purchase Price" shall have the meaning ascribed thereto in Section 3.01.

        "Qualified Buyer" shall mean that the Buyer (or in the event of the exercise of any applicable preferential purchase rights, the buyer exercising such rights) shall (i) be qualified with all applicable Governmental Authorities to own and operate the applicable Assets, and (ii) has either posted all area wide and supplemental bonds required by the Minerals Management Service and applicable state regulatory agencies in order to own and operate the Assets or is exempt from such bonding requirements.

        "Records" shall have the meaning ascribed thereto in Section 2.02(f).

        "Resources" shall have the meaning ascribed thereto in the introduction to this Agreement.

        "Securities Act" shall mean the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.

        "Seller" and "Sellers" shall have the meaning ascribed thereto in the introduction to this Agreement.

        "Seller Indemnitees" shall have the meaning ascribed thereto in Section 10.02(b).

        "Subject Depths" shall mean, with respect to an Option Property, the deeper of (i) 14,000 feet true vertical depth subsea or (ii) 100 feet below the stratigraphic equivalent of the base of the deepest field pay in existence at the time the applicable proposal is made.

        "Suspense Amounts" shall have the meaning ascribed thereto in Section 3.01(c)(iii).

        "Tag-Along Agreements" shall have the meaning ascribed thereto in Section 7.05.

        "Tag-Along Properties" shall have the meaning ascribed thereto in Section 7.05.

        "Third Party Claims" shall mean a third-party claim asserted against an Indemnified Party by a Person other than (i) an Affiliate of such Indemnified Party or (ii) any director, stockholder, officer, member, partner or employee of any such Indemnified Party or its Affiliates.

        "Title Defect" shall mean that the Seller shown as the owner of each Property on Schedule 2.02(a)(i) has less than Defensible Title to such Property. The loss of or reduction of interest in any Property or portion thereof following the Effective Time due to (i) any election or decision made by Sellers in accordance with Section 7.03 or (ii) the expiration of the primary term of any lease set forth on Schedule 2.02(a)(i), shall not constitute a Title Defect.

        "Unocal" shall have the meaning ascribed thereto in the introduction to this Agreement.

        "Upward Adjustment Notice" shall have the meaning ascribed thereto in Section 7.01(d)(i).

        "Wells" shall have the meaning ascribed thereto in Section 5.09.

        "Working Interest" with respect to any Property, shall be the percentage interest of costs borne for such Property set forth as "WI" for such Property in Schedule 2.02(a)(i).

        1.02 Other Definitional Provisions and Construction.

          (a)   As used herein and in any certificate or document made or delivered pursuant hereto, accounting terms not wholly defined in this Agreement shall have the respective meanings given to them under GAAP as in effect on the date of such certificate or document.

          (b)   The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

          (c)   Unless the context requires otherwise: (i) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine and neuter; (ii) references to Articles and Sections refer to Articles and Sections of this Agreement; (iii) references to Schedules refer to the Schedules attached to this Agreement, each of which is made a part hereof for all purposes; (iv) references to money refer to legal currency of the United States of America; and (v) the word "including" means "including, without limitation."

          (d)   The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

ARTICLE II
PURCHASE AND SALE

        2.01 Purchase and Sale.    Subject to the terms and conditions set forth in this Agreement, Buyer agrees to purchase from Sellers, and Sellers agree to sell to Buyer, the Assets.

        2.02 Assets.    Subject to Section 2.03, the term "Assets" shall mean all of Sellers' right, title and interest in and to:

          (a)   (i) the leasehold estates in and to the oil, gas and mineral leases described on Schedule 2.02(a)(i) (and any extensions, renewals, ratifications or amendments to such interests whether or not such extensions, renewals, ratifications or amendments are described on Schedule 2.02(a)(i)) (collectively, the "Properties," or singularly, a "Property"), (ii) the overriding royalty interests (the "Overrides") and reversionary interests described on Schedule 2.02(a)(i) and (iii) the other assets described on Schedule 2.02(a)(iii) (the "Other Assets");

          (b)   all real or immovable property and rights incident to or used in conjunction with the Properties, including (i) all rights with respect to the use and occupation of the surface of and the subsurface depths under the Properties; (ii) all rights with respect to any pooled, communitized or unitized acreage by virtue of any Property being a part thereof, including all production from such pool or unit allocated to any such Property; (iii) all platforms and pipelines; and (iv) all surplus, materials stocks and inventory listed on Schedule 2.02(b)(iv);

          (c)   all easements, rights-of-way, servitudes, permits, licenses, franchises and other estates or similar rights and privileges to the extent related to or used in connection with the Properties ("Easements");

          (d)   all oil, gas and other hydrocarbons produced from or attributable to the Properties (the "Hydrocarbons") and all personal property, fixtures, inventory and improvements located on or to the extent reasonably necessary in connection with the operation of the Properties and the Easements or with the production, treatment, sale, or disposal of the Hydrocarbons, byproducts or waste produced therefrom or attributable thereto, including all wells (whether producing, shut in or abandoned, and whether for production, injection or disposal), wellhead equipment, pumps, pumping units, flowlines, gathering systems, platforms, pipelines, piping, tanks, buildings, boat docks, treatment facilities, injection facilities, disposal facilities, compression facilities, and other materials, supplies, equipment, facilities and machinery;

          (e)   all contracts and instruments listed on Schedule 2.02(e)(i) to the extent the same relate to the Properties after the Effective Time (collectively, the "Contracts"); and

          (f)    any and all books, records, files, muniments of title, reports, MMS compliance information, logs, core samples, geological, geophysical (to the extent not subject to third party consents or restrictions on transfer) and engineering data and information (including blueprints, maps and diagrams) and interpretive data that directly relate to the Properties (the "Records"); provided, that as to geophysical data which is subject to such third party consents or transfer restrictions, Sellers agree to provide Buyer reasonable assistance in obtaining such consents or satisfying such transfer requirements at no cost to Sellers.

        2.03 Excluded Assets.    Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved and excluded from the sale contemplated hereby (collectively, the "Excluded Assets"): (a) those certain interests in and to the Properties described on Schedule 2.03(a), (b) all furniture, fixtures and equipment located in, and all contracts relating to, Unocal's office at, 14141 Southwest Freeway, Sugar Land, Texas, (c) all corporate, financial, legal and tax records of each Seller, (d) any and all proceeds, benefits, refunds, settlements, income or revenue accruing and attributable to the Assets prior to the Effective Time (other than with respect to any imbalances described on the Imbalance Statement), and any and all claims of each Seller or its Affiliates for refunds of or loss carry forwards with respect to taxes attributable to the Assets for any period prior to the Effective Time, (e) any and all proceeds from the settlements of contract disputes with purchasers of Hydrocarbons or byproducts from the Properties, insofar as said proceeds are attributable to periods of time prior to the Effective Time, (f) any and all rights to use each Seller's name, marks, trade dress or insignia, or to use the name of any other subsidiary of any Seller and all of each Seller's intellectual property, including, but not limited to patents, trade secrets, and copyrights, (g) any and all rights, titles, claims and interests of each Seller or its Affiliates to or under any policy or agreement of insurance or indemnity, any bond, or to any insurance proceeds or awards, to the extent attributable to pre-Effective Time events; and any employment, consulting, office lease or accounting service contracts to the extent not listed on Schedule 2.02(e)(i), (h) any and all claims, causes of action of each Seller arising from acts, omissions or events, or damages to or destruction of property, occurring prior to the Effective Time, (i) all interpretive data, analysis and similar information of a proprietary nature including, without limitation, information such as business models, economic evaluation and analyses, and proprietary seismic processing methods (it being understood that maps, annotated logs, cross sections, and all data room material are not hereby excluded), (j) the other assets described in Schedule 2.03(j) and (k) information or materials (including any seismic data) that Sellers are legally prohibited from disclosing or transferring to Buyer or which are subject to a transfer fee; provided that Sellers agree to provide notice of the existence of such prohibition or transfer fee and to cooperate reasonably (without the obligation to incur any expense) with Buyer in obtaining any consents or waivers necessary to permit disclosure and transfer. Upon Sellers' request following the Closing, Buyer agrees to execute a Lease of Platform Space substantially in the form attached hereto as Schedule 2.03(x) for Excluded Assets that are located on the Assets to allow such Excluded Assets to remain where they are located on the Execution Date. Upon Buyer's request following the Closing, Sellers agree to execute a surface lease, free of fees, leasing to Buyer the property described under the caption "Houma Field" on Schedule 2.03(j), to the extent necessary for Buyer to operate the applicable Assets.

ARTICLE III
PURCHASE PRICE

3.01 Purchase Price.

          (a)   The purchase price to be paid by Buyer to Sellers for the Assets is three hundred two million five hundred thousand dollars ($302,500,000) (the "Purchase Price").

          (b)   The Purchase Price shall be increased by an amount equal to the sum of the following amounts (determined without duplication and on an accrual basis in accordance with GAAP consistently applied).

            (i)    the amount of all expenses (net to Sellers' interests) incurred and paid or to be paid by or on behalf of Sellers that are attributable to the ownership or operation of the Assets after the Effective Time, including capital expenditures, royalties, ad valorem, property and similar taxes and assessments, severance, sales and production taxes (but excluding income taxes and franchise taxes), rentals and similar charges, amounts billed under applicable operating agreements and prepaid expenses;

            (ii)   in the event Sellers' estimated cumulative imbalance position in Mcf or barrels, as applicable, as of the Effective Time with respect to the Assets is different than the position shown on the Imbalance Statement, and reflects net underproduction as compared to the position on the Imbalance Statement, in the case of gas, an amount equal to the product of $3.00 per Mcf multiplied by such net underproduction in Mcf, and in the case of liquid Hydrocarbons, an amount equal to the product of $18.00 per barrel for oil and $9.00 per barrel for natural gas liquids multiplied by such net underproduction in barrels;

            (iii)  the amount (if any) of increase required pursuant to Section 7.01(d);

            (iv)  an amount equal to simple interest on the Purchase Price (less the amount of the Deposit) from October 31, 2003 until the Closing Date, calculated at 5% per annum; provided, however, there shall be no such upward adjustment to the Purchase Price to the extent the delay in closing is caused by Sellers' failure to perform their obligations under this Agreement; and

            (v)   an amount equal to the actual proceeds from the sale of the Hydrocarbons described in Section 2.02(d) that are in storage above the pipeline connection or within processing plants as of the Effective Time.

          (c)   The Purchase Price shall be decreased by an amount equal to the sum of the following amounts (determined without duplication and on an accrual basis in accordance with GAAP consistently applied):

            (i)    the amount of all proceeds (net to Sellers' interests) earned and received by or to be received by or on behalf of Sellers that are attributable to the ownership or operation of the Assets after the Effective Time or that are attributable to sale of Hydrocarbons in storage above the pipeline connection or within processing plants as of the Effective Time (excluding overhead reimbursements under joint operating agreements where a Seller is the operator);

            (ii)   in the event Sellers' estimated cumulative imbalance position in Mcf or barrels, as applicable, as of the Effective Time with respect to the Assets is different than the position shown on the Imbalance Statement, and reflects net overproduction as compared to the position on the Imbalance Statement, in the case of gas, an amount equal to the product of $3.00 per Mcf multiplied by such net overproduction in Mcf, and in the case of liquid Hydrocarbons, an amount equal to the product of $18.00 per barrel for oil and $9.00 per barrel for natural gas liquids multiplied by such net overproduction in barrels;

            (iii)  an amount equal to the value of the suspense accounts maintained by Sellers, as described on Schedule 3.01(c)(iii) ("Suspense Amounts");

            (iv)  any adjustments required pursuant to the terms of Sections 3.05(d), 7.01(c), 7.02(c), 7.03(a)(ii), 7.04(c), 7.06 or 7.07(b); and

            (v)   costs incurred by Sellers after the Effective Time with respect to repairs to Assets required as a result of damages from Hurricane Lilly.

          (d)   In the event Buyer has elected to cause Sellers to enter the hedging agreements contemplated in Section 7.16, the Purchase Price shall be further increased or decreased, as the case may be, by the Hedge Amount (as hereinafter defined) in accordance with the following provisions of this Section 3.01(d). For purposes of this Agreement, "Hedge Amount" shall mean the net amount of a costless hedge executed on or after September 15, 2003 calculated by adding (i) [6,440,000 multiplied by (X—5.18) multiplied by .978], plus (ii) [25,620,000 multiplied by (Y—5.03) multiplied by ..872], plus (iii) [25,550,000 multiplied by (Z—4.74) multiplied by .727], where X is equal to the October-December 2003 Hedge Price, Y is equal to the 2004 Hedge Price, and Z is equal to the 2005 Hedge Price. For purposes of this Agreement, the "October-December 2003 Hedge Price", the "2004 Hedge Price", and the "2005 Hedge Price" shall mean in each case, the volume weighted average price at which Sellers sell fixed price swaps which settle against the NYMEX last day settlement of the Henry Hub natural gas futures contract for the specified time periods. The fixed price swaps shall be for a volume of 70,000 MMBtu per day from October 1, 2003 through December 31, 2003 for the October-December 2003 Hedge Price, January 1, 2004 through December 31, 2004 for the 2004 Hedge Price and January 1, 2005 through December 31, 2005 for the 2005 Hedge Price. Upon the Closing, the fixed price swaps will be assumed by Buyer in accordance with the provisions of Section 7.16. In the event the Hedge Amount is positive, the Purchase Price shall be increased by the Hedge Amount and in the event the Hedge Amount is negative, the Purchase Price shall be decreased by the Hedge Amount.

        3.02 Calculation of Estimated Adjusted Purchase Price.    Sellers shall prepare and deliver to Buyer, at least five "Business Days" (which term shall mean any day except a Saturday, Sunday or other day on which commercial banks in New York, New York, or Houston, Texas, are required or authorized by law to be closed) prior to the Closing Date, Sellers' estimate of the Adjusted Purchase Price to be paid at Closing, together with a statement setting forth Sellers' estimate of the amount of each adjustment to the Purchase Price to be made pursuant to Section 3.01. Sellers and Buyer shall negotiate in good faith and attempt to agree on such estimated adjustments prior to Closing. In the event any estimated adjustment amounts are not agreed upon prior to Closing, the estimate of the Adjusted Purchase Price for purposes of Closing shall be calculated based on the Sellers' and Buyer's agreed upon estimated adjustments and Sellers' good faith estimation of any disputed amounts (such estimated Adjusted Purchase Price being herein referred to as the "Estimated Adjusted Purchase Price").

        3.03 Calculation of Adjusted Purchase Price.    On or prior to the 120th day after the Closing Date, Sellers shall present Buyer with a statement setting forth each adjustment to the Purchase Price required pursuant to Section 3.01 and showing the calculation of each adjustment (the "Adjustment Statement"). Buyer will give personnel, accountants and representatives of Sellers reasonable access to the Assets and Buyer's premises and to its books and records for purposes of preparing the Adjustment Statement and will cause appropriate personnel of Buyer to assist Sellers and Sellers' personnel, accountants and representatives, at no cost to Sellers, in the preparation of the Adjustment Statement. Sellers will give personnel, accountants and representatives of Buyer reasonable access to Sellers' premises and to its books and records for purposes of reviewing the calculations set forth on the Adjustment Statement and will cause appropriate personnel of Sellers to assist Buyer and Buyer's personnel, accountants and representatives, at no cost to Buyer, in verification of such calculations. The Adjustment Statement shall become final and binding on Sellers and Buyer 60 days following the date the Adjustment Statement is received by Buyer, except to the extent that prior to expiration of such 60-day period Buyer shall deliver to Sellers one or more notices, as hereinafter required, of its disagreement with the contents of the Adjustment Statement. Such notices shall be in writing and set forth Buyer's disagreements with respect to any portion of the Adjustment Statement, together with Buyer's proposed changes thereto, and shall include an explanation in reasonable detail of, and, to the extent available to Buyer, such supporting documentation as is reasonably necessary to support, such changes. Any disagreements with or changes to the Adjustment Statement not included in such notices shall be waived by Buyer. If Buyer has timely delivered one or more notices of disagreement to Sellers in the manner required above, then, upon written agreement between Buyer and Sellers resolving all disagreements of Buyer set forth in such notices, the Adjustment Statement (including any revisions thereto as are so agreed) will become final and binding on Buyer and Sellers as to the adjustments to the Purchase Price required pursuant to Section 3.01. If the Adjustment Statement has not become final and binding by the 180th day following the Closing Date, then Buyer or Sellers may submit any unresolved disagreements of Buyer set forth in the aforesaid notices to an internationally recognized accounting firm that is not the principal accounting firm of either Buyer or Sellers, for final and binding determination. The fees and expenses of said accounting firm in making such determination shall be shared equally by Buyer, on one hand, and Sellers, on the other hand. Upon resolution of such unresolved disagreements of Buyer, the Adjustment Statement (including any revisions thereto as are so resolved or agreed), shall be conclusive, final and binding on Buyer and Sellers as to the adjustments to the Purchase Price required pursuant to Section 3.01.

        3.04 Post Closing Adjustment.    Within 5 Business Days after the final determination of the Adjusted Purchase Price in accordance with Section 3.03 or otherwise, Buyer shall pay to Sellers or Sellers (in the aggregate) shall pay to Buyer, as the case may be, the amount by which such final Adjusted Purchase Price is greater than or less than, respectively, the Estimated Adjusted Purchase Price. Nothing in this Section shall limit any right or obligation of any Party to receive revenues or reimbursement after the final accounting, and in this regard (a) should any Party receive revenues to which another Party is entitled (whether before or after the final accounting), such responsible Party shall pay over such revenues to the appropriate Party as soon as reasonably practicable but in no event more than 15 days after receipt thereof, and (b) should any Party pay for costs or expenses for which another Party is responsible, such responsible Party shall reimburse the other Party within 15 days of the date the responsible Party receives an invoice for such costs and expenses.

        3.05 Deposit.

          (a)   Within one Business Day following the execution of this Agreement, Buyer shall deliver to Sellers an amount equal to five percent (5%) of the Purchase Price (the "Deposit") in cash by wire transfer of immediately available funds to the account specified in writing by Sellers. The Deposit shall be held by Sellers subject to the terms of this Agreement.

          (b)   If all conditions precedent to the obligations of Buyer set forth in Section 8.02 have been met (or Sellers are ready, willing and able to immediately satisfy such conditions) and the Closing does not occur on or before the December 31, 2003 because of the failure of Buyer to perform any of its obligations hereunder, except where such failure is otherwise permitted under this Agreement, then in such event, Sellers shall have the option to terminate this Agreement upon written notice to Buyer, in which case Sellers shall retain the Deposit, and such remedy shall be the exclusive remedy for Buyer's failure to perform its obligations under this Agreement. The Parties agree in advance that actual damages would be difficult to ascertain and that such termination fee is a fair and equitable amount to be paid by Buyer to reimburse Sellers for damages sustained due to the failure to close this transaction.

          (c)   In the event (i) this Agreement is terminated by the mutual written agreement of Buyer and Sellers, or (ii) the Closing does not occur on or before December 31, 2003 for any reason other than as set forth in Section 3.05(b), then Sellers shall wire transfer the Deposit (without interest) to Buyer to an account designated in writing by Buyer within five Business Days after the applicable event described in clause (i) or (ii); provided, however, if the Closing does not occur on or before October 31, 2003 as a result of Sellers' failure to perform their respective obligations under this Agreement, Buyer shall be entitled to interest on the Deposit at a rate of 5% per annum calculated from October 31, 2003 until the earlier to occur of (i) return of the Deposit to Buyer as required by this Section 3.05(c), or (ii) the Closing Date.

          (d)   If the Closing occurs, then the Deposit paid to Sellers shall be retained by Sellers and the Purchase Price payable to Sellers at Closing shall be reduced by the amount of such Deposit, without interest, except in the case of the delay of the Closing beyond October 30, 2003 because of Sellers' failure to perform their respective obligations under this Agreement, in which case the interest to which Buyer is entitled pursuant to Section 3.05(c) shall also be applied to reduce the Purchase Price.

        3.06 Allocated Values.    Sellers and Buyer agree that the Purchase Price has been allocated among the Properties as set forth in Schedule 3.06 (the "Allocated Values"). Such Allocated Values shall be used for purposes of calculating certain adjustments to the Purchase Price and in connection with Sellers' compliance with any applicable preferential rights to purchase or sell, as contemplated by Sections 7.04 and 7.05. The Parties agree that any tax allocation that is reported under Section 1060 of the Code, and any Form 8594 filed with respect to this transaction, shall reflect a reporting consistent with the allocation of values contained in Schedule 3.06.

ARTICLE IV
CLOSING

        4.01 Closing.    The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Vinson & Elkins L.L.P., 1001 Fannin, Suite 2300, Houston, Texas 77002, at 10:00 a.m., local time, on October 30, 2003. In the event the conditions to Closing have not been satisfied on or before October 30, 2003, the day on which Closing occurs (the "Closing Date") shall automatically be extended until the first Business Day after the conditions to Closing have been satisfied, but in no event beyond December 31, 2003.

        4.02 Actions To Be Taken At Closing.    At Closing, the following shall occur:

          (a)   Each Seller shall execute and deliver to Buyer (i) a master assignment in the form of Schedule 4.02(a)(i) covering all of the Leases and other Assets owned by such Seller and (ii) assignments of record title and/or operating rights in the form of Schedule 4.02(a)(ii) for each Outer Continental Shelf Lease owned by such Seller;

          (b)   Each Seller shall execute and deliver to Buyer an affidavit, signed under penalties of perjury, that (i) states that such Seller is not a "foreign person" within the meaning of section 1445 of the Code and (ii) sets forth such Seller's name, taxpayer identification number and office address;

          (c)   Buyer shall pay to Sellers the Estimated Adjusted Purchase Price in accordance with Section 3.02;

          (d)   Sellers shall execute and deliver to Buyer letters in lieu of transfer orders (or similar documentation), in form reasonably acceptable to the Parties;

          (e)   Buyer shall deliver to Sellers and each Seller shall deliver to Buyer an officer's (or authorized person's) certificate on behalf of such Party to the effect that the conditions set forth in Sections 8.01(a) and (b), in the case of Buyer, and Sections 8.02(a) and (b), in the case of Sellers, have been satisfied in all respects; and

          (f)    Sellers and Buyer shall execute and deliver such other instruments and documents and take such other actions as may be reasonably necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

        4.03 Payments.    All amounts required under Article III or IV to be paid by any Party hereto to another Party hereto shall be made by wire transfer of immediately available funds to an account designated by the payee thereof, which designation shall be made not later than two Business Days prior to the date such payment is due.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLERS

        As to each Seller, Sellers represent and warrant as follows with respect to such Seller, the Assets owned by such Seller, the operations conducted by such Seller and other matters relating to such Seller and its Assets and operations:

        5.01 Existence.    Seller is a duly organized and validly existing under the laws of the jurisdiction of its organization. Seller has full legal power, right and authority to carry on its business in the states where the Assets are located. Seller is duly qualified to do business, and is in good standing (where applicable), in the States of Louisiana and Texas. Sellers are duly qualified with the Minerals Management Service to carry on their business in the Outer Continental Shelf, Gulf of Mexico federal waters.

        5.02 Legal Power.    Seller has the legal power and right to enter into and perform this Agreement and the transactions contemplated hereby. The consummation of the transactions contemplated by this Agreement will not violate, be in conflict with, constitute a default under, result in a breach of, or allow the acceleration of the performance required by:

          (a)   any provision of Seller's constitutional documents;

          (b)   any material agreement or instrument to which the Assets are subject or Seller is a party or by which Seller is bound; or

          (c)   any Legal Requirement applicable to the Assets or to Seller as a party in interest.

        5.03 Execution.    The execution, delivery and performance of this Agreement and the transactions contemplated hereby are duly and validly authorized by all requisite corporate or partnership action on the part of Seller. This Agreement constitutes the legal, valid and binding obligation of Seller enforceable in accordance with its terms.

        5.04 Brokers.    Seller has not employed, directly or indirectly, any broker or finder or incurred, directly or indirectly, any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement for which Buyer will become directly or indirectly liable.

        5.05 Suits.    Except as set forth on Schedule 5.05, (i) there is no legal, administrative or arbitration proceeding pending, (ii) to Seller's Knowledge, there is no legal, administrative or arbitration proceeding threatened and (iii) to Seller's Knowledge, there is no legal or administrative inquiry or investigation pending or threatened that could adversely affect Buyer or the Assets.

        5.06 Compliance with Laws.    Except as set forth on Schedule 5.06, to Seller's Knowledge, Seller has owned, developed, maintained and operated (or, with respect to Assets operated by third parties, to Seller's Knowledge, such third party has operated) the Assets in compliance with all Legal Requirements (other than Environmental Laws) existing as of the Execution Date, except where such non-compliance has been cured.

        5.07 Contracts and Leases.    Schedule 2.02(e)(i) sets forth a list of all contracts or agreements by which any Seller is bound with respect to the Assets that are material and reasonably necessary to the operation of the Assets that are not of record in the appropriate lease files of the Minerals Management Service or the county or parish where the Properties are located or adjacent to the Properties. Except as set forth on Schedule 5.07, (a) Seller has fulfilled (or, with respect to Assets operated by third parties, to Seller's Knowledge such third party has fulfilled) all requirements for filings, certificates, disclosures of parties in interest, and other similar matters required under the terms of the oil, gas and mineral leases comprising the Properties (the "Leases"); (b) there are no express obligations applicable after the Effective Time to engage in continuous development operations (that have not been completed) in order to maintain any Lease; (c) there are no provisions applicable to such Leases which increase the royalty share of the lessor thereunder except as such increases are reflected in the Leases; (d) with respect to the Leases, Seller has paid (or, with respect to Leases with respect to which the following payments are being made on behalf of Seller by non-affiliated third parties, to Seller's Knowledge such third parties have paid) all rental payments, royalty payments, shut-in payments, or other payments or commitments required thereunder to have been paid through the date hereof; and (e) no event has occurred which upon the giving of notice or lapse of time or both would constitute a breach or default by Seller (which has not been waived or cured) of any obligation under the Leases or the Contracts or which would permit another party to terminate such Leases or Contracts.

        5.08 Operations Matters.    With respect to the joint, unit or other operating agreements relating to the Assets (a) except as set forth on Schedule 5.08(a), there are no outstanding commitments under authorities for expenditures for payments of greater than $100,000 net to Seller's interest (with respect to any single authority for expenditure) which are due from Seller which have not been made and (b) except as set forth on Schedule 5.08(b), there are no operations under the operating agreements with respect to which Seller has become a non-consenting party and is subject to a non-consent penalty applicable after the Effective Time.

        5.09 Wells.    With respect to the oil, gas, saltwater disposal, injection and other wells which are located on the Properties and which are listed on Schedule 5.09 (the "Wells"), all of the Wells drilled by Seller have been drilled at legal locations within the boundaries of the appropriate Lease, lands pooled or unitized therewith, or lands on which Seller or the operator of such Wells has the right to locate such Wells. No Well (or, with respect to Wells operated by third parties, to Seller's Knowledge, no Well) is subject to penalties on allowables after the date hereof because of any overproduction or violation prior to the Effective Time of Legal Requirements existing as of the Execution Date which would prevent such Well from being entitled to its full legal and regular allowance from and after the date hereof. All Wells (or, with respect to Wells operated by third parties, to Seller's Knowledge, all

Wells) located on the Leases, or on lands pooled or unitized therewith, which Wells have been plugged and abandoned, have been plugged and abandoned in accordance with then applicable Legal Requirements. To Seller's Knowledge, the Wells constitute all of the wells located on the Properties or associated with the Overrides (excluding any permanently plugged and abandoned wells).

        5.10 Permits and Licenses.    There are no (or, with respect to Assets operated by third parties, to Seller's Knowledge there are no) proceedings pending or, to Seller's Knowledge, threatened, challenging or seeking revocation or limitation of any permits, licenses, approvals and consents from Governmental Authorities necessary to conduct operations on the Assets in accordance with Legal Requirements existing as of the Execution Date.

        5.11 Call on Production.    Except for the hedging arrangements entered into in connection with this Agreement, there is no call upon, option to purchase, or similar right with respect to any portion of Seller's production from the Assets and there are no contracts or agreements providing for the sale, transportation, gathering or other marketing related contracts with respect to any portion of Seller's production from the Assets which cannot be terminated upon not greater than 31 days written notice or which could reasonably be expected to have a material adverse effect on any Asset. Except for the hedging arrangements entered into in connection with this Agreement, and except for gas and liquid Hydrocarbons imbalances taken into account in connection with the calculation of the Adjusted Purchase Price, Buyer will not, after the Effective Time, be obligated by virtue of any prepayment or other payment made or imbalance incurred prior to the Effective Time under any gas clause, or under any gas balancing, deferred production or similar arrangement, to deliver oil, gas or other minerals produced from any of the Assets at such future time without receiving full payment therefor at the time of delivery or to pay any cash amount.

        5.12 Liens.    Except for the Permitted Encumbrances, there are no borrowings, loan agreements, promissory notes, pledges, mortgages, guaranties, liens or similar liabilities which are secured by or constitute an encumbrance on the Assets.

        5.13 Preferential Rights and Consents to Assign.    Except as set forth on Schedules 5.13 and 7.05, there are no preferential rights providing a third party the option to purchase any of the Assets or sell additional interests in any Property included in the Assets which will not have been exercised pursuant to Section 7.04 or waived by the holder thereof prior to the Closing Date that are triggered by this transaction. Except for (i) consents or approvals of or filings with the United States Department of Interior, the Minerals Management Service or other applicable Governmental Authorities in connection with assignments of the Assets as contemplated by Section 7.06, (ii) the matters set forth on Schedules 5.13 and 7.05 or of record at the Effective Time, (iii) consents or approvals obtained before the Closing Date and (iv) consents or approvals with respect to Properties removed from the Assets pursuant to Section 7.06, no consent, approval, authorization or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Agreement by Sellers or for or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby by Sellers.

        5.14 Taxes.    (a) Except for taxes being contested in good faith, Seller is not delinquent in the payment of any taxes (other than income or franchise taxes), including excise taxes, ad valorem or other property taxes, sales taxes, transfer taxes, severance taxes, and production taxes relating to, or in connection with the operation of, the Assets and attributable to periods ending on or before the Effective Time or the Execution Date. As of the Closing Date, Seller will not be delinquent in the payment of any such taxes attributable to periods ending on or before the Closing Date.

          (b)   None of the Assets conveyed to Buyer are subject to any agreement that is treated as a partnership for income tax purposes that would require the filing of a Partnership Income Tax

  Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code, or any similar federal or state statute.

        5.15 Environmental Matters.    Seller has obtained (or, with respect to Assets operated by third parties, to Seller's Knowledge such third party has obtained) all permits, licenses and other authorizations that are required under any Environmental Laws existing as of the Execution Date and are material to the operation of the Assets. Except as set forth on Schedule 5.15, to Seller's Knowledge, no event, condition, circumstance, activity, practice, incident, action or plan exists or has occurred with respect to any portion of the Assets that constitutes a violation of any Environmental Law existing as of the Execution Date with respect to any of the Assets, except where such violation has been cured.

        5.16 Bankruptcy.    There are no bankruptcy, reorganization or arrangement proceedings pending, or to Seller's Knowledge threatened, against Seller or any Affiliate of Seller.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer represents and warrants to Sellers as follows:

        6.01 Existence.    Buyer is duly organized, validly existing and in good standing under the laws of the state of its organization. Buyer has full legal power, right and authority to carry on its business in the states where the Assets are located. Buyer is duly qualified to do business, and is in good standing, in the States of Louisiana and Texas. Buyer is duly qualified with the Minerals Management Service to carry on its business in the Outer Continental Shelf, Gulf of Mexico federal waters.

        6.02 Legal Power.    Buyer has the legal power and right to enter into and perform this Agreement and Buyer has the legal power and right to perform the transactions contemplated hereby. The consummation of the transactions contemplated by this Agreement will not violate, or be in conflict with:

          (a)   any provision of Buyer's certificate of incorporation or by-laws;

          (b)   any material agreement or instrument to which Buyer is a party or by which Buyer is bound; or

          (c)   any judgment, order, ruling or decree applicable to Buyer as a party in interest or any Legal Requirement applicable to Buyer.

        6.03 Execution.    The execution, delivery and performance of this Agreement and the transactions contemplated hereby are duly and validly authorized by all requisite corporate or partnership action on the part of Buyer. This Agreement constitutes the legal, valid and binding obligation of Buyer enforceable in accordance with its terms.

        6.04 Brokers.    Buyer has not employed, directly or indirectly, any broker or finder or incurred, directly or indirectly, any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement for which any Seller will become directly or indirectly liable.

        6.05 Investment.    Buyer is an accredited investor as defined in Regulation D of the Securities Act and is acquiring the Assets for its own account, for investment and not with a view to, or for offer or resale in connection with, a distribution thereof within the meaning of the Securities Act or a distribution thereof in violation of any applicable securities laws. Buyer, together with its directors, executive officers and advisors, is familiar with investments of the nature of the Assets, understands that this investment involves substantial risks, has adequately investigated the Assets and has substantial knowledge and experience in financial and business matters and the ownership and operation of oil and gas properties such that it is capable of evaluating, and has evaluated, the merits and risks inherent in purchasing the Assets and is able to bear the economic risks of such investment.

        6.06 Qualification.    Buyer is a Qualified Buyer. Buyer's ability to satisfy all of its obligations under this Agreement to be performed at Closing is not subject to obtaining financing or to any other financing contingency. Buyer is not aware of any event or occurrence that is reasonably likely to result in its inability to have the financial capacity to complete its obligations hereunder.

        6.07 Hart-Scott-Rodino.    Within 60 days prior to the Closing, Buyer or its designees have made a fair market value determination in compliance with the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and implementing regulations thereunder at 16 C.F.R. 801.10(c)(3), and concluded in connection with such determination that the aggregate fair market value of Assets that do not fall within one or more exemptions in the 16 C.F.R. 802 does not exceed $50,000,000.

ARTICLE VII
COVENANTS

        7.01 Title Matters.

          (a)   Examination Period. Sellers shall permit Buyer and/or its representatives to examine, at all reasonable times, in Sellers' offices, all abstracts of title, title opinions, title files, ownership maps, lease files, assignments, division orders, operating records and agreements pertaining to the Assets insofar as same may now be in existence and in the possession of Sellers. The examination period (the "Examination Period") shall begin on the Execution Date and shall terminate at 5:00 p.m., local time in Houston, Texas on October 24, 2003; provided, however, in the event that Buyer or an Affiliate of Buyer, as of the Execution Date, already owns a working interest in any of the oil and gas leases that also include a particular Property, the Examination Period for all purposes with respect to such Property shall be the 21-day period immediately following the Execution Date.

          (b)   Notice of Title Defects. If Buyer discovers any Title Defect, as soon as reasonably practical but no later than the expiration of the Examination Period, Buyer shall notify Sellers of such alleged Title Defect. To be effective, such notice must (i) be in writing, (ii) be received by Sellers prior to the expiration of the Examination Period, (iii) describe the Title Defect in sufficient, specific detail, (iv) identify the specific Property affected by such Title Defect, and (v) include the amount by which Buyer would agree to adjust the Purchase Price in order to accept such Title Defect. Upon the receipt of such effective notice from Buyer, Sellers shall have the option, but not the obligation, to attempt to cure such Title Defect at any time prior to Closing.

          (c)   Remedies for Title Defects.

            (i)    With respect to each Title Defect that is not cured on or before the Closing, the Purchase Price shall be reduced by an amount agreed upon in writing by Buyer and Sellers (each acting reasonably) as being the value of such Title Defect, taking into consideration the Allocated Value of the Property subject to such Title Defect, and the legal effect of such Title Defect on the Property affected thereby (other than in the case of Title Defects described in clause (ii) below, which shall be treated in the manner therein described);

            (ii)   If a Title Defect is the result of a discovery by Buyer that the applicable Seller owned, as of the Effective Time, a Net Revenue Interest in a Property that is less than the Net Revenue Interest for such Property set forth in Schedule 2.02(a)(i), then Buyer and Sellers agree that the Purchase Price shall be decreased by an amount equal to the product of the Allocated Value for such Property and the proportionate reduction in such Net Revenue

    Interest as a result of such Title Defect, in which case the Parties shall proceed to Closing and the Property shall be conveyed by such Seller to Buyer subject to such Title Defect with a reduction of the Purchase Price by such amount.

            (iii)  If, on or before three Business Days prior to the Closing Date, Buyer and Sellers have not agreed upon the validity of any asserted Title Defect or, in the case of a Title Defect other than that described in clause (ii), have not agreed on the amount, if any, by which the Purchase Price should be reduced on account of the Title Defect, Sellers shall have the option, in their sole discretion, upon written notice to Buyer prior to or on the Closing Date, to either (x) indemnify and defend Buyer against all Indemnified Losses resulting from such Title Defect (in an amount not to exceed the Allocated Value of the affected Property), in which case the Parties shall proceed to Closing and the affected Property shall be conveyed by the applicable Seller to Buyer subject to such Title Defect with no adjustment to the Purchase Price, (y) accept the Buyer's valuation of the Title Defect, in which case the Parties shall proceed to Closing and the Property shall be conveyed by such Seller to Buyer subject to such Title Defect with a reduction of the Purchase Price by such value, or (z) remove the affected Property from the Assets to be conveyed to Buyer hereunder, in which case the Parties shall proceed to Closing and the affected Property shall be retained by such Seller, and the Purchase Price shall be reduced by Allocated Value of such Property.

            (iv)  If pursuant to this Section 7.01(c), the Purchase Price is reduced with respect to a given Title Defect, such Seller shall have the right, but not the obligation, at any time within six months after the Closing Date, to cure or cause to be cured such Title Defect, and Buyer shall allow such Seller and its representatives such access to the Assets as is necessary or reasonable for the purpose thereof and shall reasonably cooperate with such Seller's efforts. If any such Title Defect is cured within such period of time, then Buyer shall promptly pay to such Seller by wire transfer the amount by which the Purchase Price was reduced on account of such Title Defect, after adjustments to such amount from the Effective Time pursuant to Section 3.01, applied mutatis mutandis, and such Seller shall assign to Buyer the Property associated with such Title Defect.

            (v)   Notwithstanding anything herein to the contrary, there shall be no adjustment to the Purchase Price for any Title Defect if the value associated with such Title Defect is less than $50,000 and, in the event such $50,000 level is reached, any adjustment shall only be made with respect to the amount in excess of $50,000; provided, however, there shall be no further such deduction applied to Title Defects after a cumulative amount of $500,000 in deductibles (including Title Defects with associated values less than $50,000) has been reached.

          (d)   Upward Adjustment.

            (i)    In the event that Buyer discovers that the Net Revenue Interest of the applicable Seller with respect to a particular Property is greater than the Net Revenue Interest set forth in Schedule 2.02(a)(i), Buyer shall promptly notify Sellers in writing of the same (the "Upward Adjustment Notice"), such notice to include a description of the affected Property and the revised Net Revenue Interest.

            (ii)   Upon Sellers' receipt of the Upward Adjustment Notice, or in the event that a Seller independently determines that the Net Revenue Interest of any Property is greater than that set forth in Schedule 2.02(a)(i), Sellers and Buyer agree that the Purchase Price shall be increased by an amount equal to the product of the Allocated Value for such Property and the proportionate increase in such Net Revenue Interest for such Property.

          (e)   Limited Warranty of Title. Except as set forth in the following sentence, the transfer of the Assets to Buyer shall be without warranty of title of any kind whatsoever, express, implied or statutory. As to each Seller, Sellers do hereby bind and obligate themselves and their successors and assigns to warrant and defend, subject to the terms hereof, title to the Assets unto Buyer, its successors and assigns, against all persons lawfully claiming or to claim the same or any part thereof by, through or under such Seller, but not otherwise, subject to Title Defects described in Section 7.01(c)(iii)(y) and Permitted Encumbrances.

        7.02 Environmental Matters.

          (a)   Environmental and Regulatory Assessment. Buyer shall have the right, at its sole cost, risk and expense, to conduct or have conducted an Environmental and Regulatory Assessment of the Assets. The Environmental and Regulatory Assessment shall be conducted during the Examination Period. Sellers agree to provide Buyer (or its contractor) with reasonable access to the Assets to conduct the Environmental and Regulatory Assessment. Sellers shall have the right to require Buyer (or its contractor) to conform to Sellers' (or the operator's, if not Sellers') safety and industrial hygiene procedures in the conduct of the Environmental and Regulatory Assessment. Buyer shall promptly repair (or require its consultant to repair) any and all damages to the Assets or other property caused by such activities, and shall restore the Assets or other property to the same condition as before the Environmental and Regulatory Assessment to the satisfaction of Sellers. The Environmental and Regulatory Assessment shall not be conducted in such a manner as to interfere with business operations conducted on or with respect to the Assets. Buyer agrees to assume responsibility and indemnify and hold harmless each Seller for any and all personal injury, death or damage to property attributable to Buyer's (or its contractor's) performance of the Environmental and Regulatory Assessment. Buyer agrees that the obligations contained in the penultimate sentence of this Section 7.02(a) shall survive regardless of the consummation of the transactions contemplated in the Recitals to this Agreement.

          (b)   Notice of Material Environmental Condition. As soon as reasonably practical but no later than the expiration of the Examination Period, Buyer shall notify Sellers in writing (the "Environmental Notice") of the existence of any alleged Material Environmental Condition(s) affecting one or more of the Assets. The Environmental Notice shall describe the nature of the alleged Material Environmental Condition and the estimated net present value of remediating the alleged Material Environmental Condition using the most cost effective remedy available that satisfies the minimum applicable clean-up requirements under Environmental Law. The Environmental Notice shall also provide documentation and calculations reasonably substantiating the existence of the alleged Material Environmental Condition and supporting the estimate of the net present value of the most cost effective remedy. The term "Material Environmental Condition" as used herein, shall mean an environmental condition affecting a particular Property which (i) constitutes a violation of Environmental Law or a condition for which prompt remediation is required (or if known, would be required) under Environmental Law; (ii) will cost, together with all such other conditions affecting the same Asset, in excess of $50,000 (net to the applicable Seller's interest) to remediate, as determined by the estimated net present value of the most cost effective remedy reasonably available that satisfies the minimum applicable clean-up requirements under Environmental Law; and (iii) is not listed on Schedule 5.15 to this Agreement. Notwithstanding the preceding sentence, in the event Buyer reasonably requests and Sellers deny consent for Buyer to conduct any surface or subsurface invasive or intrusive sampling of the Assets, the applicable environmental condition shall be deemed to qualify as a Material Environmental Condition.

          (c)   Remedies. Upon receipt of the Environmental Notice, Sellers shall have the option, in their sole discretion, upon written notice to Buyer prior to Closing, to either: (i) retain liability for the alleged Material Environmental Condition following assignment of the affected Property to Buyer at Closing and indemnify and defend the Buyer Indemnitees for such Material Environmental Condition, (ii) reduce the Purchase Price at Closing by the cost of remediating the alleged Material Environmental Condition as agreed by Buyer and Sellers, in which case Buyer shall indemnify each Seller for such Material Environmental Condition, or (iii) remove the affected Property from the sale contemplated by this Agreement and reduce the Purchase Price at Closing by the Allocated Value of such Property. If Sellers elect clause (c)(i) above, Buyer shall provide Sellers (or their consultants) reasonable access to the Assets for purposes of completing the remediation, and shall not otherwise unreasonably interfere with Sellers' (or their consultants') efforts to complete the remediation to the full extent required under applicable Environmental Laws. Sellers agree to assume responsibility for and indemnify and defend the Buyer Indemnitees against any personal injury, death or damage to property attributable to Sellers' (or their contractors') performance of such remediation; provided, however, that such remediation shall not be conducted in such a manner as to interfere with business operations conducted on or with respect to the Assets. Notwithstanding any provision in this Agreement to the contrary, Sellers' obligations pursuant to clause (c)(i) above are limited solely to the portion of any Material Environmental Condition attributable to activities occurring prior to the Closing Date or Sellers' remediation activities, and Sellers shall not be responsible under clause (c)(i) for any contribution to or exacerbation of any Material Environmental occurring on or after the Closing Date unless caused by Sellers' remediation activities.

          (d)   Confidentiality of Collected Data. Buyer agrees to keep any data or information acquired pursuant to the Environmental and Regulatory Assessment, and the results of any analysis of data or information gathered pursuant to the Environmental and Regulatory Assessment, strictly confidential and will not disclose the same to any person or agency for a period of two years following the Closing Date without the prior written approval of Sellers, except as otherwise required by applicable Legal Requirements. In the event that the purchase contemplated by this Agreement fails to close for any reason, Buyer shall return to Sellers the original and all copies of such data and information, and any reports, analyses, summaries, maps, and the like generated therefrom or based thereon. Buyer shall defend, indemnify and hold harmless the Seller Indemnitees from and against any and all losses, liabilities, costs, penalties, fines, damages and expenses (including, but not limited to, reasonable attorneys' fees, interest and court costs) whatsoever arising out of any and all statutory common law liens or other encumbrances for labor or materials furnished in connection with the Environmental and Regulatory Assessment.

        7.03 Operation of Assets.

          (a)   Except as contemplated in this Agreement, otherwise consented to by Buyer in writing (which consent will not be unreasonably delayed, withheld or conditioned) or as provided for in any applicable operating agreement or other agreement set forth in any Schedule hereto, during the period of time from the Execution Date through the Closing Date, Sellers shall operate their businesses with respect to the Assets, in all material respects, in the ordinary course of business as previously conducted. Notwithstanding the foregoing,

            (i)    until the Closing Date, Sellers to the extent of their right to do so, shall operate and maintain the Assets in a proper and prudent manner in accordance with their past practices;

            (ii)   from the Execution Date, Sellers shall not, without the prior approval of Buyer, which approval shall not be unreasonably withheld or delayed:

              (A)  surrender or abandon any of the Assets other than in accordance with the terms of the contracts listed on Schedule 2.02(e)(i);

              (B)  amend or terminate any agreement or instrument relating to the Assets if the amendment or termination could reasonably be expected to have an adverse effect exceeding $75,000 on the value of any one or more of the Assets;

              (C)  mortgage, pledge, assign, sell, transfer, or otherwise dispose of or encumber, or allow the mortgaging, pledging, assigning, sale, transfer or other disposition or encumbrance, of any of the Assets other than chattel property or other personal property that is replaced by equivalent property or consumed in the operation of the Assets and other than liens arising in the ordinary course of business as a result of the operations under agreements affecting the Assets;

              (D)  remove or cause to be removed any tangible property out of the ordinary course of business; or

              (E)  propose or initiate the exercise of any right or option relative to or arising as a result of the ownership of the Assets, or propose or initiate any operations on the Assets which have not been commenced or committed to by Sellers on the date hereof; except that without the consent of Buyer, Sellers may propose or initiate any operation on the Lands for, and may propose or initiate the exercise of any right or option relative to, (x) the protection of life, health, the environment or property in the event of an emergency, or (y) any operation Seller's share of which is not in excess of $100,000;

      provided, however, that if any Seller seeks to undertake an operation for more than $100,000 (net to Seller's interest) it believes to be necessary to maintain a Lease, it shall seek Buyer's prior written consent, not to be unreasonably withheld, and if Buyer's consent is not obtained, Seller may proceed with such operation and such Property shall be removed from the Assets and the Purchase Price shall be decreased by the Allocated Value of such Property; and

            (iii)  from the date hereof until the Closing Date, Sellers shall not enter into any obligations or commitments with respect to the Assets (other than obligations or commitments described in Section 7.03(a)(ii)(E)), Sellers' share of which is in excess of $100,000 for any single item without the prior approval of Buyer, which approval shall not be unreasonably withheld or delayed.

SELLERS WILL NOT BE LIABLE FOR ANY ACT OR OMISSION WITH RESPECT TO THEIR OPERATION OF THE ASSETS FROM THE EFFECTIVE TIME THROUGH THE CLOSING DATE, EXCEPT TO THE EXTENT OF ANY WILLFUL MISCONDUCT OR GROSS NEGLIGENCE ON THE PART OF SELLERS OR A BREACH BY SELLERS OF ITS REPRESENTATIONS AND WARRANTIES IN ARTICLE V. IF THE CLOSING OCCURS, BUYER WILL INDEMNIFY EACH SELLER FOR LOSSES INCURRED BY SELLERS OPERATING THE ASSETS FROM THE EFFECTIVE TIME THROUGH THE CLOSING DATE REGARDLESS OF THE NEGLIGENCE, STRICT LIABILITY, FAULT OR OTHER RESPONSIBILITY OF BUYER, EXCEPT TO THE EXTENT SUCH LOSSES ARE INCURRED AS A RESULT OF THE WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF SELLERS OR A BREACH BY SELLERS OF THEIR REPRESENTATIONS AND WARRANTIES IN ARTICLE V.

          (b)   Buyer acknowledges that Sellers own undivided interests in certain of the Assets, and Buyer agrees that the acts or omissions of the other working interests owners shall not constitute a violation of the provisions of Section 7.03(a), nor shall any action required by a vote of working interest owners constitute such a violation so long as Sellers have voted their interests, after consultation with Buyer (without any right on the part of Buyer to direct such voting), in a manner that complies with the provisions of Section 7.03(a). To the extent that the applicable Seller is not the operator of any of the Assets, the obligations of such Seller in Section 7.03(a) shall be construed to require that such Seller uses its reasonable efforts (without being obligated to incur any expense or institute any cause of action) to cause the operator of such Assets to take such actions or render such performance within the constraints of the applicable operating agreements and other applicable agreements.

        7.04 Preferential Rights To Purchase.

          (a)   Sellers shall use their reasonable efforts to comply with all preferential right to purchase provisions relative to any Property prior to Closing, using the Allocated Value of the affected Property.

          (b)   At least two Business Days prior to the Closing, Sellers shall notify Buyer of whether any preferential purchase rights have been exercised or if the requisite period has elapsed without said rights having been exercised.

          (c)   If a third party who has been offered an interest in any Property pursuant to a preferential right to purchase elects prior to Closing to purchase all or part of such Property pursuant to the aforesaid offer, the interest or part thereof so affected will be eliminated from the Assets and the Purchase Price shall be reduced by the Allocated Value of such interest or part thereof.

          (d)   If the requisite time period has elapsed and no notice has been received from any holder of a preferential purchase right, the applicable Property shall be conveyed to Buyer at Closing in accordance with the terms hereof.

          (e)   With respect to any Property for which notice has been given but the time period for response by the holder of such preferential right extends beyond Closing, the interest offered as aforesaid shall be conveyed to Buyer at Closing subject to any preferential right of any third party. If any such third party elects to purchase all or a part of an interest in any Property subject to a preferential right to purchase after the Closing Date, Buyer shall be obligated to convey said interest to such third party and shall be entitled to the consideration for the sale of such interest or part thereof.

        7.05 Tag-Along Rights.    Unocal and Buyer acknowledge that the Properties set forth in Schedule 7.05 (the "Tag-Along Properties") are subject to certain tag-along rights and rights to designate the operator as set forth in (i) Sections 9.7(a) and (b) of that certain Purchase and Sale Agreement dated November 30, 2001 between Forest Oil Corporation and Union Oil Company of California, and (ii) Section 26.7 of the Joint Operating Agreement dated effective January 1, 2003 between Union Oil Company of California, as operator, and The Northwestern Mutual Life Insurance Company, as non-operator (collectively, the "Tag-Along Agreements"). Buyer and Unocal agree to comply with the applicable provisions of the Tag-Along Agreements and, in the event that the other parties to the Tag-Along Agreements timely elect to sell their interests in the Tag-Along Properties to Buyer in accordance with the provisions of the Tag-Along Agreements, Buyer shall acquire such interests pursuant to the terms of this Agreement, applied mutatis mutandis to the interests in the Tag-Along Properties of such other parties.

        7.06 Approvals.    If any Property is subject to a consent to assignment (including any applicable Governmental Approval) or other restriction on assignability that has not been obtained prior to the Closing Date, then the following provisions shall apply. Sellers and Buyer shall use their reasonable efforts to obtain such consent or cure such restriction on assignability prior to Closing. If such consent cannot be obtained or restriction cured and thus precludes the assignment of an interest in or part of any Property, such interest or part thereof will be removed from the Assets and the Purchase Price shall be reduced by the Allocated Value of such interest or part thereof; provided, however, that consents and approvals from Governmental Authorities that are customarily obtained after closing in connection with a sale of assets similar to the Assets shall not give rise to such a Purchase Price Adjustment and the Assets subject to such consents and approvals shall be conveyed at Closing. If, pursuant to this Section 7.06, the Purchase Price is reduced as a result of a consent not being obtained, Sellers shall have the right, but not the obligation, at any time within one year after the Closing Date, to obtain or cause to be obtained such consent, and Buyer shall allow Sellers and their representatives such access to the Assets as is necessary or reasonable for the purpose thereof and shall reasonably cooperate with Sellers' efforts. If any such consent is obtained within such period of time, then Buyer shall promptly pay to Sellers by wire transfer the Allocated Value for such Property; after adjustments to such amount from the Effective Time pursuant to Section 3.01, applied mutatis mutandis, and the applicable Seller shall assign such Property to Buyer.

        7.07 Breach Notice.

          (a)   If, at least two Business Days prior to the Closing Date, Buyer obtains Knowledge of the existence of a breach by any Seller of representations, warranties or covenants contained in this Agreement (or the existence of any matter that would have been such a breach had it been in existence on the Execution Date), Buyer shall notify Sellers in writing of such information (the "Breach Notice") within ten Business Days after such discovery or the day prior to the Closing Date, whichever is earlier. The Breach Notice shall contain reasonable details regarding the knowledge Buyer has obtained with respect to the alleged breach and Buyer's good faith estimate of the potential Losses associated with such breach. Notwithstanding anything in this Agreement to the contrary, in the event Buyer obtains Knowledge of a breach by any Seller of any representations, warranties or covenants contained in this Agreement at least two Business Days prior to the Closing Date and fails to timely deliver a Breach Notice, Buyer shall not be entitled to assert any claim against any Seller for Losses attributable to such breach.

          (b)   Upon receipt of a Breach Notice, Sellers shall have the option, in their sole discretion, upon written notice to Buyer prior to or on the Closing Date, to either (i) indemnify and defend Buyer Indemnitees against the Indemnified Losses resulting from such breach, in which case the Parties shall proceed to Closing in accordance with the terms hereof, (ii) accept the Buyer's good faith estimate of the potential Losses arising from such breach and agree to reduce the Purchase Price by such amount, in which case such breach shall be waived by Buyer, the Parties shall proceed to Closing in accordance with the terms hereof and the Purchase Price shall be so reduced, or (iii) remove the Properties affected by such breach from the Assets to be conveyed to Buyer hereunder, in which case the Parties shall proceed to Closing in accordance with the terms hereof and the affected Properties shall be retained by Sellers, and the Purchase Price shall be reduced by Allocated Value of such Properties.

          (c)   Notwithstanding the foregoing provisions of subsection (b), in the event the breaches as to which a Breach Notice has been given pursuant to such subsection (b) are of a magnitude such that Losses or diminution in value of the Assets attributable to such breaches are reasonably likely to exceed twenty percent (20%) of the Purchase Price, Buyer or Sellers may terminate this Agreement by written notice to the other prior to or on the Closing Date.

        7.08 Imbalances.

          (a)   Sellers have set forth on Schedule 7.08(a) a statement showing the most current existing gas and liquid Hydrocarbons imbalances information pertaining to the Assets as of the date set forth thereon ("Imbalance Statement"). Such imbalances are intended to be all inclusive, including imbalances relating to wellheads, facilities and pipelines. Except as set forth on Schedule 7.08(a), it is understood that Buyer is to have no responsibility for pipeline imbalances.

          (b)   Buyer shall assume Sellers' overproduced or underproduced imbalance position with respect to the Assets as of the Effective Time to the extent reflected in the Imbalance Statement or the Adjusted Purchase Price, including but not limited to the responsibility for the payment of royalties (if the same are due and owing) on the volume of such gas and liquid Hydrocarbons which Sellers took in excess of their entitlement and any obligation to balance whether in cash or in kind. Notwithstanding the actual amounts or proceeds that Buyer may receive from the imbalances due to underproduced positions, or the actual amounts that Buyer must pay with respect to imbalances due to overproduced positions, Buyer and Sellers shall settle such imbalances as between themselves using a settlement price of $3.00 per Mcf (thousand cubic feet) or $18.00 per barrel for oil and $9.00 per barrel for natural gas liquids per barrel, as applicable.

        7.09 Preservation of Records.    Buyer shall preserve (or offer to redeliver to Sellers) all Records delivered by Sellers to Buyer for a period of six years following Closing and will allow Sellers access (including the right to make copies at the expense of Sellers) to such Records at all reasonable times during business hours. It is understood and agreed that, except as expressly provided herein, Sellers make no representation or warranty to Buyer regarding the accuracy of the Records so delivered. Sellers may, at their election, make and retain copies of any or all such Records prior to Closing at Sellers' cost and expense. For a period of six years from and after the Closing, Sellers shall maintain copies of all tax records in their possession related to the Assets and allow Buyer reasonable access to such records to the extent necessary for Buyer to comply with applicable Legal Requirements.

        7.10 Transition of Certain Accounting Matters.    (a) With respect to each Property with respect to which Sellers are disbursing proceeds of production attributable to other parties entitled thereto, Sellers and Buyer agree that Sellers shall, at or prior to Closing, deliver to Buyer a copy or electronic copy of its "pay list" for each such property and a list of all parties for whom it is holding in suspense proceeds of production attributable to production occurring after the Effective Time. Except with respect to the Suspense Amounts, Sellers will make disbursements of proceeds of production for all production through the next calendar month following the Closing Date, and such disbursements will be accounted for in the final accounting statement. Following such period during which Sellers so make disbursements, Buyer shall become responsible for all disbursements of proceeds of production and such disbursement activities shall be included in the matters which Buyer assumes. It is understood and agreed that Sellers make no representation or warranty to Buyer regarding the accuracy of the "pay lists" so delivered. Sellers shall not be obligated to provide any additional information or detail with respect to such "pay list" other than such information as Sellers currently have available and is utilized in Sellers' day to day business.

          (b)   From and after the Closing, Buyer accepts sole responsibility for and agrees to pay all costs and expenses associated with Suspense Amounts (including associated royalties and any additional fines, penalties or interest (i) that accrue prior to Closing to the extent, but only to the extent, that the Purchase Price reduction pursuant to Section 3.01(c)(iii) includes such amounts and (ii) that may accrue after Closing), and Buyer irrevocably waives any and all claims it may have against any Seller associated with the same.

        7.11 Asset Operations After Closing.    (a) Subject to the provisions of Section 7.11(c), it is expressly understood and agreed that no Seller shall be obligated to continue operating any of the Assets following the Closing, each Seller shall have the right to resign as operator of all Assets owned by such Seller, and Buyer hereby assumes full responsibility for operating (or causing the operation of) all Assets following the Closing. With respect to Assets for which Sellers own the entire working interest, within five days of Closing, Buyer shall file all necessary documents with the relevant Governmental Authorities to effectuate a change in the Asset operator, and with respect to Assets in which the applicable Seller has joint interest owners and where the applicable Seller is operator, Buyer shall use commercially reasonable efforts to file or cause to be filed all necessary documents, with the relevant Governmental Authorities, to effectuate a change in Asset operator. Sellers do not warrant or guarantee that Buyer will become the operator under any applicable joint operating agreement(s). Without implying any obligation on any Seller's part to continue operating any Assets after the Closing, if a Seller continues to operate any Assets following the Closing at the request of Buyer or any third party working interest owner, due to constraints of applicable joint operating agreement(s), failure of a successor operator to take over operations or other reasonable cause, such continued operation by such Seller shall be for the account of Buyer and at the sole risk, cost and expense of Buyer.

          (b)   It is expressly agreed and understood that Sellers shall not be obligated to participate in any way with the decommissioning of the Assets following the Closing, such decommissioning including plugging and abandonment of wells (including the Wells), removal of platforms, pipelines and other structures, and site clearance activities. With respect to Assets for which Sellers own the entire working interest, within five days of Closing, Buyer shall provide documentation to Sellers showing it has provided, to the satisfaction of the relevant Governmental Authorities, all required financial assurances necessary for the exploration, development, and production of oil, gas and minerals, oil spill response, and the decommissioning of the Assets. With respect to Assets in which the applicable Seller has joint interest owners, Buyer shall provide any financial assurances required for the activities identified in the preceding sentence, to the satisfaction of the relevant Governmental Authorities, that are necessary to allow for the full release of any security or third-party guarantees provided by such Seller or any of its Affiliates.

          (c)   Buyer and Unocal shall execute a Transition Services Agreement substantially in the form attached hereto as Schedule 7.11 which agreement shall have a term not to exceed 90 days and which shall in any event terminate no later than January 31, 2003. Such agreement shall provide for a fee of $500,000 per month, pro rated daily during the term of such agreement.

        7.12 Use of Sellers' Names.    Within three months after Closing, Buyer shall remove or cause to be removed the names and marks used by Sellers and all variations and derivations thereof and logos relating thereto from the Assets and shall not thereafter make any use whatsoever of those names, marks and logos.

        7.13 Farmout Option.    With respect to the Properties described in Schedule 7.13 (collectively, the "Option Properties"), the applicable Seller identified on Schedule 7.13 shall have an option, upon written notice to Buyer, to earn the undivided interest in and to such Properties sold pursuant to this Agreement to Buyer, limited to the Subject Depths, as set forth in this Section 7.13. With respect to each Property, such option shall terminate upon the assignment by Buyer of such Property to a Person that is not an Affiliate of Buyer. For a period of three years following the Closing Date, with respect to each Option Property, the applicable Seller shall have the right to propose, participate in and operate well(s) targeting objectives within the Subject Depths. At any time during this three-year period, the applicable Seller may send written notice to Buyer with a specific well proposal, and such Seller and Buyer shall schedule a meeting within 15 days after Buyer's receipt of such notice to discuss the proposal. At such meeting, the applicable Seller shall submit complete well cost estimates and a well prognosis and make a full technical presentation supporting the proposal to be drilled. Within 30 days after such meeting, Buyer shall notify the applicable Seller in writing of its election to either (a) retain 50% of Buyer's working interest and participate in the well, in which case the applicable Seller shall have the right to earn the other 50% of Buyer's working interest by drilling and completing the well, or (b) farmout 100% of Buyer's working interest in the well to the applicable Seller, reserving an overriding royalty interest of 5% proportionately reduced to Buyer's working interest. Failure to respond within such 30-day period shall be deemed an election by Buyer under clause (b) preceding. After an election is made or deemed made, as to a lease without a JOA, Buyer and the applicable Seller shall enter into an operating agreement substantially in the form of the Operating Agreement attached as Exhibit 11.2(B) to the Asset Purchase and Exploration Agreement dated November 30, 2001 between Buyer and Unocal. With respect to leases which are then currently subject to an existing JOA with third parties, Buyer agrees to (1) submit any well proposal made by a Seller hereunder to the other working interest owners in accordance with the JOA and vote in favor of such well proposal and (2) designate such Seller as operator of any well proposed by such Seller, and Buyer will use its reasonable efforts to cause the other working interest owners to designate such Seller as operator of the well. In the event a Seller participates in a well which is drilled and completed as set forth in this Section and there are existing facilities on the Lease which are capable of handling production from such well, then Buyer and such Seller shall enter into a mutually acceptable Production Handling

Agreement incorporating the following terms: a $0.75 per barrel handling fee on oil and water, a $0.125 per mcf gas fee, and a $0.05 per stage of compression fee, with a mutually acceptable escalation provision applicable to such charges. If the existing facilities are not capable of handling production from such well, the applicable Seller may elect to upgrade any existing facilities at its sole cost. Such Seller shall not be liable for any hook-up fee, or other similar lump sum consideration, unless Buyer demonstrates the reasonableness of such a fee due to actual downtime of more than seventy-two (72) continuous hours of its facilities caused by the hook-up, or modification of its facilities to handle/process such Seller's production. In no event shall such fee be based on a value greater than the time value of the proceeds attributable to the Buyer's production during any such downtime. In the event the applicable Seller requires operating services from Buyer with respect to such a well, such Seller shall pay Buyer a monthly operating overhead fee of $10,000 per well. Upon the drilling and completion of the initial well on a block, the applicable Seller shall earn an assignment of operating rights as to all depths as specified in this Section in the appropriate percentage interest, as set out in this Section, provided that the initial well meets the qualifications of 30 CFR 250.116 or the well is completed.

        7.14 Surface Use.    In the event a Seller drills and completes a well after the Closing on a Property described on Schedule 2.03(a), and there are existing facilities on the Property which are capable of handling production from such well, then Buyer and such Seller shall enter into a mutually acceptable Production Handling Agreement incorporating the following terms: a $0.75 per barrel handling fee on oil and water, a $0.125 per mcf gas fee, and a $0.05 per stage of compression fee. If the existing facilities are not capable of handling production from such well, the applicable Seller may elect to upgrade any existing facilities at its sole cost. Such Seller shall not be liable for any hook-up fee, or other similar lump sum consideration, unless Buyer demonstrates the reasonableness of such a fee due to actual downtime of more than 72 continuous hours of its facilities caused by the hook-up, or modification of its facilities to handle/process such Seller's production. In no event shall such fee be based on a value greater than the time value of the proceeds attributable to the Buyer's production during any such downtime.

        7.15 Casualty Loss.

          (a)   If after the Execution Date and prior to the Closing Date any part of the Assets shall be damaged or destroyed by fire or other casualty or if any part of the Assets shall be taken in condemnation or under the right of eminent domain or if proceedings for such purposes shall be pending or threatened, Sellers shall as soon as reasonably practicable notify Buyer in writing of such occurrence. This Agreement shall remain in full force and effect notwithstanding any such destruction, taking or proceeding, or the threat thereof and, subject to Buyer's right to terminate in Section 11.01(h), the Parties shall proceed with the transactions contemplated by this Agreement notwithstanding such occurrence (and without reduction of the Purchase Price). Any such casualty loss where the cost to repair or replace the damaged or destroyed Asset exceeds $50,000 shall be considered a "Material Casualty Loss."

          (b)   At the Closing, Sellers shall pay to Buyer all sums paid to Sellers by third parties by reason of the destruction or taking of such Assets between the Execution Date and the Closing and shall assign, transfer and set over unto Buyer all of the rights, title and interest of Sellers in and to any claims, causes of action, unpaid proceeds or other payments from third parties arising out of such destruction or taking. Sellers agree to maintain until the Closing Date the same or comparable insurance coverage that it has in place on the Execution Date with respect to the Assets. Except as set forth in the preceding sentence, Sellers shall not be obligated to carry or maintain, and shall have no obligation or liability to Buyer for its failure to carry or maintain, any insurance coverage with respect to any of the Assets. Within two Business Days after the Execution Date, Sellers will provide Buyer with evidence of insurance outlining the coverage limits of the existing policies covering the Assets.

        7.16 Hedging Arrangement.    Upon execution of this Agreement, Buyer shall have the option, exercisable on the Execution Date, to require Sellers to enter into the hedging arrangements described in this Section 7.16 provided that the average daily production as of the Execution Date attributable to the Assets being purchased by Buyer exceeds 35,000 MMBtu's. If Buyer makes such election, prior to the Closing Date, Sellers shall enter into hedging arrangements with respect to the transactions contemplated under this Agreement in accordance with the terms outlined in Section 3.01(d). At the Closing, Sellers shall assign and transfer to Buyer and Buyer shall accept assignment and transfer of such hedging arrangements. Such assignment and transfer shall confirm in writing that as of the Closing Buyer shall have assumed all of Sellers' obligations under such hedging arrangements as if it had entered into them for its own account without relying on any credit support from, or recourse to, any Seller. Buyer shall also execute such further documentation as the Sellers or the counterparties to the hedging arrangements may reasonably require from Buyer in order to confirm that Sellers are forever released and discharged from any liability to such counterparties under the hedging arrangements in the same fashion as if the Sellers and the counterparties had agreed to a novation of the hedging arrangements on the Closing Date.

        7.17 Termination of Certain Arrangements.    As of the Closing Date, (a) that certain Seismic Exploration Agreement dated November 30, 2001 between Unocal and Buyer and (b) that certain Lease Operating Expense Agreement dated November 30, 2001 between Unocal and Buyer shall terminate and neither Unocal nor Buyer shall have any further rights or obligations under either such agreement.

        7.18 Employment Matters.    Within seven days after the Execution Date, Sellers will provide Buyer with a list of employees that are associated with the Assets and that may be available to Buyer for employment consideration associated with Buyer's acquisition of the Assets. For a period of 90 days after the Closing Date, Sellers, upon the specific request of Buyer, agree to reasonably cooperate with Buyer's efforts to offer employment to or hire any employees on the list of employees which Sellers provide to Buyer pursuant to the preceding sentence, however, Sellers will not be required to incur any out-of-pocket costs in connection with such cooperation. Buyer and its Affiliates are not obligated to hire any of the employees but will have access to the list of employees for employment consideration. The decision whether or not to hire any employee on said list of employees shall be at Buyer's sole discretion and on such terms and conditions designated by Buyer in its sole discretion, subject to the following provisions of this Section. Neither Buyer nor its Affiliates is hereby, and at no time hereafter will be, adopting, accepting, or assuming any employee benefit plan or collective bargaining agreement of Sellers or their Affiliates relating to any of their employees or any other agreement, trust, plan, fund, or other arrangement of Sellers or their Affiliates (including, but not limited to flexible contribution plans) that provides for employee benefits or perquisites (collectively, "Employment Arrangements"), and Buyer and its Affiliates shall have no liability or obligation whatsoever under any Employment Arrangement to Sellers or their Affiliates or to any employees of Sellers or their Affiliates, whether or not any of such employees are offered employment by or become employees of Buyer or any Affiliate of Buyer. Neither Buyer nor its Affiliates are obligated to replace any of the Employment Arrangements for any employees who become employees of Buyer or its Affiliates, nor are Buyer or its Affiliates obligated to provide such persons with any similar agreements, plans, or arrangements. The employee benefit plans offered by Buyer or its Affiliates to employees of Sellers or an Affiliate of Sellers who are hired by Buyer or an Affiliate of Buyer in connection with this transaction shall not recognize the services of such employees for periods of employment by Sellers or an Affiliate of Sellers for any purpose other than accrual of vacation benefits with Buyer. Sellers shall pay or cause to be paid at the time of employees' termination of employment with Sellers all vacation accrued during employment with Sellers or an Affiliate of Sellers so that the employees hired by Buyer will commence employment with Buyer without a vacation balance.

        7.19 Schedule 5.06 Matters.    Sellers shall take all actions reasonably necessary to return the affected Assets to compliance with respect to the matters set forth in Schedule 5.06 prior to the time Buyer assumes operation of the Assets, and to the extent Sellers have not taken such actions prior to such time, shall indemnify Buyer for any Indemnified Losses associated with their failure to take such actions.

ARTICLE VIII
CONDITIONS TO CLOSING

        8.01 Conditions to Obligations of Sellers.    The obligations of Sellers to proceed with the Closing shall be subject to the waiver by Sellers or satisfaction of the following conditions:

          (a)   Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

          (b)   Compliance With Covenants. Each and all of the covenants and agreements of Buyer to be performed on or before the Closing pursuant to the terms hereof shall have been performed and satisfied in all material respects.

          (c)   Governmental Approvals. Any applicable Governmental Approvals shall have been obtained.

          (d)   No Suits. No suit, action or other proceeding shall be pending or, to Sellers' Knowledge, threatened by any third party against such Seller or any of its Affiliates, that restricts in any material respect or prohibits (or, if successful, would restrict in any material respect or prohibit) the consummation of the transactions contemplated hereby.

          (e)   Violation of Orders. The consummation of the transactions contemplated hereunder shall not violate any order, decision, ruling or decree of any Governmental Authority having competent jurisdiction over the transactions contemplated by this Agreement or require (by any Governmental Authority) any material action on the part of Sellers or any of their Affiliates.

          (f)    Hedging Novation. The counterparties to any hedging agreements entered into under Section 7.16 shall have executed and delivered to Sellers novation agreements, reasonably satisfactory to Sellers.

        8.02 Conditions to Obligations of Buyer.    The obligations of Buyer to proceed with the Closing shall be subject to the waiver by Buyer or satisfaction of the following conditions:

          (a)   Representations and Warranties. The representations and warranties of Sellers contained in this Agreement shall be correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; provided that Buyer's right not to proceed with the Closing as a result of a breach of Sellers' representations and warranties shall only arise in the event that Buyer has a right to terminate this Agreement pursuant to Section 7.07(c).

          (b)   Compliance With Covenants. Each and all of the covenants and agreements of Sellers required to be performed on or before the Closing pursuant to the terms hereof shall have been performed and satisfied in all material respects.

          (c)   Governmental Approvals. Any applicable Governmental Approvals shall have been obtained.

          (d)   No Suits. No suits, action or proceedings shall be pending or, to the knowledge of Buyer, threatened against Buyer or any of its Affiliates, that restricts in any material respect or prohibits

  (or, if successful, would restrict in any material respect or prohibit) the consummation of the transactions contemplated hereby.

          (e)   Violation of Orders. The consummation of the transactions contemplated hereunder shall not violate any order, decision, ruling or decree of any Governmental Authority having competent jurisdiction over the transactions contemplated by this Agreement or require (by any Governmental Authority) any material action on the part of Buyer or any of its Affiliates.

ARTICLE IX
DISPUTE RESOLUTION

        9.01 Arbitration.

          (a)   Any and all claims, counterclaims, demands, causes of action, disputes, controversies, and other matters in question arising out of or relating to this Agreement, any provision hereof, the alleged breach of any such provision or in any way relating to the subject matter of this Agreement or the relationship between the Parties created by this Agreement, involving the Parties and/or their respective representatives (all of which are referred to herein as "Disputes"), even though some or all of such Disputes allegedly are extra-contractual in nature, whether such Disputes sound in contract, tort, or otherwise, at law or in equity, under State or federal law, whether provided by statute or the common law, for damages or any other relief, shall be resolved by binding arbitration in accordance with this Article IX.

          (b)   The validity, construction, and interpretation of this Article IX, and all procedural aspects of the arbitration conducted pursuant to this Article IX, including but not limited to, the determination of the issues that are subject to arbitration (i.e., arbitrability), the scope of the arbitrable issues, allegations of "fraud in the inducement" to enter into this Agreement, or this arbitration provision, allegations of waiver, laches, delay or other defenses to arbitrability, and the rules governing the conduct of the arbitration shall be decided by the arbitrators. The arbitration shall be administered by the American Arbitration Association (the "AAA"), and shall be conducted pursuant to the Commercial Arbitration Rules of the AAA, as modified by the Agreement. In deciding the substance of the Parties' Disputes, the arbitrators shall refer to the substantive laws of the State of Texas for guidance (excluding Texas choice-of-law principles that might call for the application of some other state's law). Notwithstanding any other provision in this Article IX to the contrary, the Parties expressly agree that the arbitrators shall have absolutely no authority to award consequential, incidental, special, treble, exemplary or punitive damages of any type under any circumstances regardless of whether such damages may be available under Texas law, the law of any other state, or federal law, or under the Commercial Arbitration Rules of the AAA, the Parties hereby waiving their right, if any, to recover consequential, incidental, special, treble, exemplary or punitive damages in connection with any such Disputes.

          (c)   The arbitration proceeding shall be conducted in Houston, Texas before a panel of three arbitrators appointed in accordance with the Commercial Arbitration Rules of the AAA consisting of persons from any of the following categories: (i) attorneys having practiced in the area of oil and gas law for at least ten years, (ii) engineers with at least ten years of experience in the oil and gas industry, or (iii) certified public accountants with at least ten years of experience in the oil and gas industry dealing with joint interest billings; provided, however, that if the dispute relates solely to the final accounting statement or any other predominantly accounting issue, all three arbitrators chosen shall be accountants as set forth in the preceding Section 9.01(c)(iii). The arbitrators shall conduct a hearing as soon as reasonably practicable after appointment of the third arbitrator, and a final decision completely disposing of all Disputes that are the subject of the arbitration proceedings shall be rendered by the arbitrators within 30 days after the hearing, to the extent reasonably practicable. The arbitrators' ultimate decision after final hearing shall be in writing. In case the arbitrators award monetary damages to either Party, the arbitrators shall certify in their award that they have not included any consequential, incidental, special, treble, exemplary or punitive damages.

          (d)   The arbitrators shall designate a prevailing Party in their final award. Pursuant to this determination, the arbitrators shall award to the prevailing Party its attorneys' fees, costs and expenses of the arbitration (including the arbitrators' fees and expenses) in full.

          (e)   To the fullest extent permitted by law, the arbitration proceeding and the arbitrators' award shall be maintained in confidence by the Parties.

          (f)    The award of the arbitrators shall be binding upon the parties and final and nonappealable to the maximum extent permitted by law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any Party as a final judgment of such court.

ARTICLE X
INDEMNIFICATION

        10.01 Sellers' Indemnification.

          (a)   If the Closing occurs, Sellers agree to indemnify, defend and hold harmless Buyer, its Affiliates, and their respective officers, directors, employees, agents, representatives, Affiliates, successors and assigns (collectively, the "Buyer Indemnitees") from and against any and all Indemnified Losses that are attributable to (i) a breach by Sellers of their representations, warranties, covenants and agreements hereunder, (ii) Pre-Effective Time Liabilities, (iii) Interim Period Liabilities, and (iv) the matters listed on Schedule 5.05, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT OR CONCURRENT FAULT OR NEGLIGENCE (ACTIVE OR PASSIVE) OR STRICT LIABILITY OF ANY OF THE BUYER INDEMNITEES.

          (b)   Notwithstanding anything to the contrary in Section 10.01(a), in no event shall any amounts be recovered from any Seller or any of its Affiliates:

            (i)    relating to any breach of a representation or warranty or covenant by any Seller of which Buyer had Knowledge at least two Business Days prior to the Closing Date and with respect to which Buyer failed to give a Breach Notice;

            (ii)   for any matter under Section 10.01(a) for which a written notice of claim specifying in reasonable detail the specific nature of and specific basis of the Losses and the estimated amount of such Indemnified Losses ("Claim Notice") is not delivered to Sellers prior to the close of business on the day 12 months following the Closing Date (or the later closing date with respect to any Property specified in Sections 7.01(c)(iv) or 7.06), and the indemnities granted by Sellers in Section 10.01(a) shall terminate on such date; provided, however, that such indemnities shall survive with respect only to the specific matter that is the subject of any Claim Notice delivered in good faith in compliance with the requirements of this Section 10.01(b)(ii) prior to such 12 month anniversary until the earlier to occur of (x) the date on which a final nonappealable resolution of the matter described in such Claim Notice has been reached and Sellers have paid all required amounts or (y) the date on which the matter described in such Claim Notice has otherwise reached final resolution and Sellers have paid all required amounts;

            (iii)  for any individual Indemnified Loss arising out of a single set of facts and circumstances resulting from matters described in Section 10.01(a) that is less than $50,000;

            (iv)  for any Indemnified Losses resulting from matters described in Section 10.01(a) until the aggregate amount of Indemnified Losses incurred by the Buyer Indemnitees in respect of all matters giving rise to such Indemnified Losses (but excluding matters described in clause (iii)) exceeds 1% of the Purchase Price (the "Deductible"); and in the event the aggregate Indemnified Losses exceed the Deductible, then Sellers shall be liable (subject to the other provisions of this Section 10.01(b)) to indemnify the Buyer Indemnitees for those Indemnified Losses that so exceed the Deductible; and

            (v)   for any Indemnified Losses resulting from matters described in Section 10.01(a) that exceed the Cap. As used herein the term "Cap" means that time when the Indemnified Losses incurred by the Buyer Indemnitees in respect of all matters described in Section 10.1(a) first equals 75% of the Purchase Price (including the Deductible). For the avoidance of doubt, the limitation described in this Section 10.01(b)(v) permits a maximum possible recovery by Buyer under Section 10.01(a) of an aggregate amount equal to 74% of the Purchase Price;

provided, however, that the limitations set forth in this Section 10.01(b) shall not apply to indemnification obligations arising under Sections 3.04, the last sentence of 3.06, 7.01(c)(iii)(x), 7.02(c)(i), 7.07(b)(i), 7.09, 7.13, 7.19, 10.01(a)(iv), 12.03, 13.05, 13.08 or 13.09.

        10.02 Buyer's Indemnification.    If the Closing occurs:

          (a)   Buyer hereby assumes and agrees to pay, perform and discharge the following liabilities and obligations (collectively, the "Assumed Obligations"):

            (i)    all liabilities (including all General Liabilities and Environmental Liabilities) and obligations that are attributable to the ownership or operation of the Assets on or after the Effective Time (including with respect to damage to property or injury to or death of persons, in each case occurring after the Effective Time but attributable in whole or in part to conditions or operations that existed or occurred before the Effective Time);

            (ii)   all of Sellers' liabilities and obligations to properly plug and abandon all wells located on the Assets and remove all related facilities and equipment now or hereafter located on the Assets and clean up and restore the Assets (including all obligations to clean, close and abandon all pits and impoundments) in accordance with all applicable laws and regulations, and to the satisfaction of all applicable Governmental Authorities (regardless of whether any such obligation to plug, abandon, remove, clean up and restore is attributable to periods of time prior to or after the Effective Time);

            (iii)  any and all obligations to make up, deliver or pay for Hydrocarbon volumes under any gas balancing or similar arrangements affecting the Assets in respect of amounts owed thereunder by any Seller as of the Effective Time, to the extent such Hydrocarbon volumes were reflected on the Imbalance Statement or otherwise taken into account in connection with the determination of the Adjusted Purchase Price; and

            (iv)  all obligations of Buyer pursuant to Section 7.16.

          (b)   Buyer agrees to release, indemnify, defend and hold harmless each Seller, its Affiliates, and their respective officers, directors, employees, agents, representatives, successors and assigns (collectively, the "Seller Indemnitees"), from and against any and all Indemnified Losses that are attributable to (i) a breach by Buyer of its representations, warranties, covenants and agreements hereunder or (ii) the Assumed Obligations, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT OR CONCURRENT FAULT OR NEGLIGENCE (ACTIVE OR PASSIVE) OR STRICT LIABILITY OF ANY OF THE SELLER INDEMNITEES.

        10.03 General Provisions.

          (a)   The indemnity, defense and hold harmless obligations set forth in Sections 10.01(a) and 10.02(a) above shall not apply (i) to the extent that a claim for indemnification by a Party relates to any amount or item for which such Party received credit as an adjustment to the Purchase Price pursuant to the provisions hereof or (ii) to either Party's costs and expenses with respect to the negotiation and consummation of this Agreement and the transactions contemplated hereby.

          (b)   Upon reasonable request of Sellers, Buyer agrees to execute and deliver specific assumption agreements, in a form mutually acceptable to Buyer and Sellers, with respect to the Assumed Obligations (without increasing Buyer's obligations under this Agreement).

          (c)   NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT OR UNDER ANY LEGAL REQUIREMENTS, THE REMEDIES AVAILABLE TO SELLERS AND BUYER UNDER THIS ARTICLE X SHALL BE THE SOLE AND EXCLUSIVE REMEDIES (i) FOR BREACH OF ANY REPRESENTATION, WARRANTY OR COVENANT IN THIS AGREEMENT OR (ii) OTHERWISE RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          (d)   NOTWITHSTANDING ANY PROVISION IN THIS AGREEMENT TO THE CONTRARY, NO PARTY SHALL HAVE ANY LIABILITY UNDER THIS AGREEMENT FOR (AND EACH PARTY HEREBY RELEASES THE OTHER PARTY FROM) EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES, EXCEPT WITH RESPECT TO A THIRD PARTY CLAIM FOR WHICH A PARTY IS SEEKING INDEMNIFICATION HEREUNDER.

        10.04 Indemnification Procedures.    All claims for indemnification under this Article X shall be asserted and resolved pursuant to this Section 10.04. Any person or entity claiming indemnification hereunder is hereinafter referred to as the "Indemnified Party" and any person or entity against whom such claims are asserted hereunder is hereinafter referred to as the "Indemnifying Party." In the event that any Third Party Claims are asserted against or sought to be collected from an Indemnified Party, said Indemnified Party shall with reasonable promptness provide to the Indemnifying Party a written notice of claim specifying in reasonable detail the specific nature, specific basis and amount of the Third Party Claims for which indemnification is sought. The Indemnifying Party shall have 30 days from the personal delivery or receipt of such written notice (the "Notice Period") to notify the Indemnified Party (i) whether or not it disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such Third Party Claims and (ii) whether or not it desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Third Party Claims; provided, however, that any Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party (and of which it shall have given notice and opportunity to comment to the Indemnifying Party) and not prejudicial to the Indemnifying Party. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such Third Party Claims, the Indemnifying Party shall have the right to defend all appropriate proceedings, and with counsel of its own choosing, which proceedings shall be promptly settled or prosecuted by them to a final conclusion. If the Indemnified Party desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claims that the Indemnifying Party elects to contest or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the person asserting the Third Party Claim, or any cross-complaint against any Person. No Third Party Claim may be settled or otherwise compromised without the prior written consent of the Indemnifying Party.

ARTICLE XI
TERMINATION

        11.01 Right of Termination.    This Agreement may be terminated at any time at or prior to Closing:

          (a)   by mutual written consent of the Parties;

          (b)   by Sellers on December 31, 2003 if the conditions set forth in Section 8.01 have not been satisfied in all material respects by Buyer or waived by Sellers in writing by December 31, 2003;

          (c)   by Buyer on the December 31, 2003 if the conditions set forth in Section 8.02 have not been satisfied in all material respects by Sellers or waived by Buyer in writing by December 31, 2003;

          (d)   by Buyer or Sellers in accordance with the provisions of Section 7.07(c);

          (e)   by any Party if the Closing shall not have occurred on or before December 31, 2003;

          (f)    by any Party if any Governmental Authority shall have issued an order, judgment or decree or taken any other action challenging, delaying, restraining, enjoining, prohibiting or invalidating the consummation of the transactions contemplated herein; or

          (g)   by any Party if the aggregate amount of all Title Defects, Material Environmental Conditions and Material Casualty Losses exceeds twenty percent (20%) of the Purchase Price.

provided, however, that no Party shall have the right to terminate this Agreement pursuant to clause (b), (c), or (e) above if such Party is at such time in material breach of any provision of this Agreement.

        11.02 Effect of Termination.    In the event that Closing does not occur as a result of any Party exercising its right to terminate pursuant to Section 11.01, this Agreement shall be null and void and no Party shall have any further rights or obligations under this Agreement, except that nothing herein shall relieve any Party from any liability for any breach hereof or any liability that has accrued prior to the date of such termination. The provisions of Article IX and Sections 13.05, 13.06 and 13.07 shall survive the termination of this Agreement.

ARTICLE XII
TAXES

        12.01 Apportionment of Ad Valorem and Property Taxes:    All ad valorem taxes, real property taxes, personal property taxes and similar obligations with respect to the Assets for the tax period in which the Effective Time occurs shall be apportioned as of the Effective Time between Sellers and Buyer. That portion of such apportioned tax liability which is attributable to Sellers shall be credited to Buyer's account. Buyer shall file or cause to be filed all required reports and returns incident to such taxes and shall pay or cause to be paid to the taxing authorities all such taxes relating to the tax period in which the Effective Time occurs. Buyer shall supply Sellers with copies of the filed reports and proof of payment promptly after filing and paying them.

        12.02 Sales Taxes, Filing Fees, Etc.    The Purchase Price and the Adjusted Purchase Price provided for herein are net of any sales taxes or other transfer taxes in connection with the sale of the Assets. Buyer shall be liable for any sales tax or other transfer tax, as well as any applicable conveyance, transfer and recording fees and real estate transfer stamps or taxes imposed on the transfer of the Assets pursuant to this Agreement. If any Seller is required by applicable state law to report and pay these taxes and/or fees, Buyer shall, upon presentment of an invoice by Sellers, promptly deliver a check to Sellers in full payment of the invoice. Buyer shall defend, indemnify and hold each Seller harmless with respect to the payment of any of those taxes including any interest or penalties assessed thereon.

        12.03 Other Taxes.    All production, severance, excise, and other similar such taxes or fees (other than income taxes) relating to production of oil, gas and condensate attributable to the Assets prior to the Effective Time shall be paid by Sellers, and all such taxes relating to such production on and after the Effective Time shall be paid by Buyer. Buyer shall supply Sellers with copies of the filed reports and proof of payment for the year 2003 for all such taxes promptly after filing and paying them.

ARTICLE XIII
MISCELLANEOUS

        13.01 Survival.    The representations, warranties, covenants and agreements in this Agreement and any document delivered pursuant hereto shall survive the Closing, subject to the provisions of Section 10.01(b)(ii).

        13.02 Sellers' Disclaimers.    Except as expressly set forth in this Agreement, each Seller disclaims all liability and responsibility for any representation, warranty, statements or communications (orally or in writing) to any Person (including, any information contained in any opinion, information or advice that may have been provided to any such Person by any officer, director, stockholder, partner, employee, agent, consultant, representative or contractor of such Seller, its Affiliates or any engineer or engineering firm, or other agent, consultant or representative) wherever and however made with respect to the transactions contemplated hereby. BUYER ACKNOWLEDGES THAT NO SELLER HAS MADE, AND EACH SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO (a) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, OR THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES OF HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE ASSETS, (b) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO BUYER BY OR ON BEHALF OF ANY SELLER, OR (c) OTHER THAN AS SET FORTH IN SECTION 5.15, THE ENVIRONMENTAL CONDITION OF THE ASSETS. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH SELLER EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY WAIVES, AS TO PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES CONSTITUTING A PART OF THE ASSETS (i) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (ii) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (iii) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (iv) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM DEFECTS, WHETHER KNOWN OR UNKNOWN, (v) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW, AND (vi) ANY IMPLIED OR EXPRESS WARRANTY REGARDING ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, OR PROTECTION OF THE ENVIRONMENT OR HEALTH, IT BEING THE EXPRESS INTENTION OF BUYER AND EACH SELLER THAT (EXCEPT TO THE EXTENT EXPRESSLY PROVIDED IN ARTICLE V) THE PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES INCLUDED IN THE ASSETS SHALL BE CONVEYED TO BUYER, AND BUYER SHALL ACCEPT SAME, AS IS, WHERE IS, WITH ALL FAULTS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR AND BUYER REPRESENTS TO EACH SELLER THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS WITH RESPECT TO SUCH PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES AS BUYER DEEMS APPROPRIATE. EACH SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION ARE "CONSPICUOUS" DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.

        13.03 UTPCPL WAIVER.    TO THE EXTENT APPLICABLE TO THE ASSETS OR ANY PORTION THEREOF, BUYER HEREBY WAIVES THE PROVISIONS OF THE LOUISIANA UNFAIR TRADE PRACTICES AND CONSUMER PROTECTION LAW (LA. R. S. 51:1402, ET SEQ.). BUYER WARRANTS AND REPRESENTS THAT IT: (i) IS EXPERIENCED AND KNOWLEDGEABLE WITH RESPECT TO THE OIL AND GAS INDUSTRY GENERALLY AND WITH TRANSACTIONS OF THIS TYPE SPECIFICALLY; (ii) POSSESSES AMPLE KNOWLEDGE, EXPERIENCE AND EXPERTISE TO EVALUATE INDEPENDENTLY THE MERITS AND RISKS OF THE TRANSACTION HEREIN CONTEMPLATED; AND, (iii) IS NOT IN A SIGNFICIANTLY DISPARATE BARGAINING POSITION IN NEGOTIATIONS WITH SELLERS.

        13.04 WAIVER OF CONSUMER RIGHTS:    BUYER HEREBY WAIVES ITS RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ., BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF ITS OWN SELECTION, BUYER VOLUNTARILY CONSENTS TO THIS WAIVER. IN ADDITION, TO THE EXTENT APPLICABLE TO THE ASSETS OR ANY PORITON THEREOF, BUYER HEREBY WAIVES THE PROVISIONS OF THE TEXAS CONSUMER PROTECTION LAWS REGARDING FALSE, MISLEADING AND DECEPTIVE BUSINESS PRACTICES, UNCONSCIONABLE ACTIONS AND BREACHES OFWARRANTY; PROVIDED, HOWEVER, THAT NOTHING HEREIN CONTAINED SHALL BE DEEMED A WAIVER BY BUYER WHERE SUCH WAIVER IS PROHIBITED BY LAW. IN ORDER TO EVIDENCE ITS ABILITY TO GRANT SUCH WAIVER, BUYER HEREBY REPRESENTS AND WARRANTS TO EACH SELLER THAT BUYER (i) IS IN THE BUSINESS OF SEEKING OR ACQUIRING, BY PURCHASE OR LEASE, GOODS, OR SERVICES FOR COMMERCIAL OR BUSINESS USE, (ii) HAS ASSETS OF FIVE MILLION DOLLARS OR MORE ACCORDING TO ITS MOST RECENT FINANCIAL STATEMENT PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, (iii) HAS KNOWLEDGE AND EXPERIENCE IN FINANCIAL MATTERS THAT ENABLE IT TO EVALUATE THE MERITS AND RISKS OF THE TRANSACTION CONTEMPLATED HEREBY, AND (iv) IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION. Nothing in this Section shall be interpreted as a waiver of the express representations and warranties in this Agreement.

        13.05 Notices.    All notices, requests, instructions or other correspondence to be given hereunder by one Party to another shall be in writing and mailed by registered or certified mail, return receipt requested, postage prepaid, or delivered personally (which shall include delivery by a courier or messenger service) or by telecopy transmission with confirmation of receipt, as follows:

If to any Seller, addressed to:	[Name of such Seller] c/o Union Oil Company of California 14141 Southwest Freeway Sugar Land, Texas 77478 Attn: Jack Bayless, Land Manager Fax: 281-287-5333
with a copy to: Attn: Mark Jones, Deputy General Counsel Fax: 281-287-5155
If to Buyer, addressed to:	Forest Oil Corporation 1600 Broadway, Suite 2200 Denver, CO 80202 Attn: Gulf Coast Land Manager Fax: 303-812-1454
with a copy to:
Attention: General Counsel Fax: 303-812-1510

Notices given by mail or by personal delivery shall be effective (and deemed to have been given) upon actual receipt. Notices given by telecopier shall be effective upon actual receipt if received and confirmed by return transmission during the recipient's normal business hours or at the beginning of the recipient's next business day after receipt if not received during the recipient's normal business hours.

        Buyer and each Seller may change any address to which notice is to be given to it by giving notice thereof as provided above of such change of address.

        13.06 Governing Law.    The provisions of this Agreement and the documents delivered pursuant hereto shall be governed by and construed in accordance with the laws of the State of Texas (excluding any conflicts-of-law rule or principle that might refer same to the laws of another jurisdiction); provided that, the validity and enforceability of all conveyance documents or instruments executed and delivered pursuant to this Agreement insofar as they affect title to real property shall be governed by and construed in accordance with the laws of the jurisdiction in which such property is located.

        13.07 Waiver of Jury Trial.    EACH SELLER AND BUYER DO HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, AND ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING BASED UPON, ARISING OUT OF, OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        13.08 Public Announcements.    No Party shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby (it being understood that this shall not restrict the disclosure by Buyer of reserve, production and similar information relating to the Assets) without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided that the foregoing shall not restrict disclosures that are required by applicable Legal Requirements or the rules of applicable stock exchanges.

        13.09 Confidentiality.    Sellers and Buyer shall comply with any undertaking of confidentiality set forth in the Confidentiality Agreement. If this Agreement terminates, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms. However, notwithstanding the provisions contained in the Confidentiality Agreement, the Parties may disclose to any and all persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the transaction contemplated hereby beginning on the earliest of (i) the date of the public announcement of discussions relating to this transaction, (ii) the date of public announcement of the transaction, or (iii) the date of execution of an agreement (with or without conditions) to enter into the transaction, provided, however, that neither party (nor any employee, representative or other agent thereof) may disclose any other information that is not relevant to understanding the tax treatment and tax structure of the transaction (including the identity of any party and any information that could lead another to determine the identity of any party), or any other information to the extent that such disclosure could result in a violation of any federal or state securities law, except as permitted under the Confidentiality Agreement.

        13.10 No Admissions.    Buyer and Sellers agree that neither this Agreement, nor any part hereof, nor any performance under this Agreement, nor any payment of any amount pursuant to any provision of this Agreement shall constitute or be construed as a finding, evidence of, or an admission or acknowledgement of any liability, fault, or past or present wrongdoing, or violation of any law, rule, regulation, or policy, by either Sellers or Buyer or by their respective officers, directors, employees, or agents.

        13.11 Captions.    The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

        13.12 Entire Agreement; Amendments and Waivers.    Except for the Confidentiality Agreement, this Agreement (together with all Schedules attached hereto) constitutes the entire agreement between the Parties pertaining to the subject matter hereof and thereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, and there are no representations, warranties, covenants or agreements between the Parties in connection with the subject matter hereof and thereof except as set forth specifically herein or therein. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Party or Parties to be bound thereby and expressly referencing this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar) nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

        13.13 Successors; Third Party Beneficiaries.    This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties and their respective successors and assigns any rights, benefits or obligations hereunder, except for the indemnification provisions for the benefit of the Seller Indemnitees and Buyer Indemnitees.

        13.14 Restrictions on Assignment.    Prior to the Closing, neither Buyer nor any Seller may assign its rights hereunder without the other Party's consent. After the Closing, each Seller may not assign its obligations hereunder without the prior written consent of Buyer first having been obtained.

        13.15 Severability.    If any one or more of the provisions contained in this Agreement or in any document delivered pursuant hereto shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such document.

        13.16 Further Assurances.    After Closing, the Parties will take and will cause their Affiliates to take all appropriate action and execute any documents, instruments or conveyances of any kind that may be reasonably necessary to effectuate the intent of this Agreement.

        13.17 Multiple Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        13.18 Tax Free Exchange.    Sellers retain the right to sell their interests in the Assets to Buyer as a non-simultaneous like-kind property exchange for cash pursuant to Section 1031 of the Code. Sellers shall have the right to elect this tax-deferred exchange at any time prior to the date of Closing. Buyer agrees to execute additional escrow instructions, documents, agreements, or instruments to effect the exchange. Sellers shall indemnify, defend and hold the Buyer Indemnitees harmless from and against any and all losses as a result of any tax deferred exchange by Sellers, including without limitation any and all additional costs, expenses, fees or liabilities incurred by Buyer as a result of or in connection with Sellers' tax deferred exchange.

        IN WITNESS WHEREOF, the Parties hereby execute this Agreement as of the date first written above.

SELLERS:	UNION OIL COMPANY OF CALIFORNIA
	By:	/s/ TIMOTHY J. POWNELL Timothy J. Pownell Attorney-in-Fact
PURE RESOURCES, L.P.
	By:	Pure Resources I, Inc., its General Partner
		By:	/s/ STEPHEN L. HAYES Stephen L. Hayes Vice President, Tax
PURE RESOURCES, L.P.
	By:	Pure Resources I, Inc., its General Partner
		By:	/s/ STEPHEN L. HAYES Stephen L. Hayes Vice President, Tax
PRS OFFSHORE, L.P.
	By:	OEDC, Inc., its General Partner
		By:	/s/ STEPHEN L. HAYES Stephen L. Hayes Vice President, Tax
BUYER:	FOREST OIL CORPORATION
	By:	/s/ MATTHEW A. WURTZBACHER Matthew A. Wurtzbacher Senior Vice President

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  Exhibit 10.1